EXHIBIT 10.1

STOCK PURCHASE AGREEMENT

DATED AS OF OCTOBER 30, 2026

BY AND AMONG

MCM ACQUISITION COMPANY INC.,

THE SHAREHOLDERS OF
MCM ACQUISITION COMPANY INC.,

SUMMIT EQUITY GROUP, L.L.C.,
AS SHAREHOLDER REPRESENTATIVE

AND

BROADWIND, INC.

AS BUYER

i

ii

iii

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (this “Agreement”), dated as of October 30, 2026, is made by and among MCM Acquisition Company Inc., an Iowa corporation (“Company”), each of the parties identified as a “Shareholder” on the signature pages hereto (individually, a “Shareholder” and collectively, “Shareholders”), Summit Equity Group, L.L.C., an Iowa limited liability company, solely in its capacity as Shareholder Representative as set forth in this Agreement (“Shareholder Representative”), and Broadwind, Inc., a Delaware corporation (“Buyer”).

RECITALS

WHEREAS, Company is engaged in the business of manufacturing precision-machined and fabricated metal components for customers across the electric utility, infrastructure, agricultural, and industrial OEM sectors at its facilities located in Northport, Alabama.

WHEREAS, Shareholders own all of the issued and outstanding fully-converted, fully-diluted, shares of capital stock of Company.

WHEREAS, Shareholders desire to sell to Buyer and Buyer desires to purchase from Shareholders, all of the issued and outstanding, fully-converted, fully-diluted shares of capital stock of Company on the terms and subject to the conditions stated herein.

NOW, THEREFORE, the parties agree as follows:

ARTICLE I
CERTAIN DEFINITIONS

As used in this Agreement, the following terms shall have the following respective meanings:

“Acceleration Event” shall have the meaning set forth in Exhibit C.

“Accounting Principles” shall mean the accounting practices, policies, procedures and methodologies set forth in Exhibit A.

“Action” shall mean any action, suit, arbitration, notice, inquiry, charge, complaint, claim, demand, hearing, proceeding or investigation by or before any Governmental Authority.

“Adjusted Second Contingent Purchase Price Payment” shall have the meaning set forth in Exhibit C.

“Adjustment Escrow Amount” shall mean an amount equal to Two Hundred Fifty Thousand and 00/100 U.S. Dollars ($250,000.00).

“Affiliate” (and, with a correlative meaning, “Affiliated”) shall mean:

(a)         With respect to Summit Equity Group, L.L.C., Wes Jones, Keegan Jones, and Paul Filasek:

(i)        With respect to any individual, including as to any trust, the individual grantor of such trust: (i) each other member of such individual’s Family; (ii) any Person that is directly or indirectly controlled by any one or more members of such individual’s Family; (iii) any Person in which members of such individual’s Family hold (individually or in the aggregate) a Material Interest; and (iv) any Person with respect to which one or more members of such individual’s Family serves as a director, officer, partner, executor or trustee (or in a similar capacity).

(ii)       With respect to any Person other than an individual, any other Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such first Person.

(b)         With respect to any Person other than the Shareholders identified in clause (a) of this definition of “Affiliate”:

(i)          With respect to any individual, including as to any trust, the individual grantor of such trust: (i) such individual’s Spouse; (ii) any Person that is directly or indirectly controlled by such individual or their Spouse; and (iii) any Person in which such individual or their Spouse holds (individually or in the aggregate) a Material Interest.

(ii)       With respect to any Person other than an individual, any other Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such first Person.

As used in this definition,

(a)     “control” (including, with correlative meanings, “controlled by” and “under common control with”) shall mean possession, directly or indirectly, of power to direct or cause the direction of management or policies of a Person (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise).

(b)       The “Family” of an individual includes (i) the individual, (ii) the individual’s Spouse, (iii) any other natural person who is related to the individual or the individual’s Spouse within the first degree.

(c)      “Material Interest” shall mean direct or indirect beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of voting securities or other voting interests representing at least twenty-five percent (25%) of the outstanding voting power of a Person or equity securities or other equity interests representing at least twenty-five percent (25%) of the outstanding equity securities or equity interests in a Person.

“Agreement” shall have the meaning set forth in the preamble.

“Alternative Arrangements” shall have the meaning set forth in Section 7.7.

“Ancillary Agreements” shall mean, collectively, any agreements, certificates or other documents required by this Agreement to be delivered between or among the parties at or prior to the Closing in connection with the transactions contemplated by this Agreement.

“Applicable Privacy and Data Security Requirements” shall mean all of the following, to the extent relating to privacy, security, data collection, data protection, data sharing, direct marketing, consumer protection, location tracking, customer tracking, behavioral marketing, and workplace privacy, including the collection, processing, storage, protection and disclosure of Personal Information: (a) applicable Laws, including the Federal Trade Commission’s regulations and those pertaining to unfair, deceptive or misleading trade practices; (b) industry standards, guidelines and practices applicable to the industry in which Company operates; (c) Company’s own rules, policies and procedures including Company’s privacy policy; and (d) Contracts to which Company is a party or by which Company or any of its assets or properties are otherwise bound.

“Authorized Action” shall have the meaning set forth in Section 8.16(b).

“Bankruptcy Law” shall have the meaning set forth in Exhibit C.

“Belin” shall have the meaning set forth in Section 8.17(a).

“Business Day” shall mean any day except Saturday, Sunday or any other day on which commercial banks located in the City of Chicago, Illinois are authorized or required by Law to be closed for business.

“Buyer” shall have the meaning set forth in the preamble.

“Buyer Fundamental Representations” shall mean the representations or warranties of Buyer contained in Sections 5.1 (Organization; Authorization; Etc.), 5.2 (No Conflict), and 5.3 (Brokers, Finders, Etc.).

“Buyer Indemnified Parties” shall have the meaning set forth in Section 7.3.

“Calculation Time” means 11:59 pm Eastern Time on the Closing Date.

“CARES Act” shall mean the Coronavirus Aid, Relief, and Economic Security Act, Pub. L. 116-136, March 27, 2020, as amended, and any administrative or other guidance published with respect thereto by any Governmental Authority, or any other Law intended to address the consequences of COVID-19.

“CARES Act Programs” shall have the meaning set forth in Section 3.31.

“Claim Notice” shall have the meaning set forth in Section 7.5.

“Claimed Amount” shall have the meaning set forth in Section 7.5.

“Closing” shall have the meaning set forth in Section 2.5.

“Closing Company Cash Amount” shall have the meaning set forth in Section 2.2(a)(iii).

“Closing Company Indebtedness Amount” shall have the meaning set forth in Section 2.2(a)(iv).

“Closing Company Transaction Expenses Amount” shall have the meaning set forth in Section 2.2(a)(v).

“Closing Date” shall have the meaning set forth in Section 2.5.

“Closing Financial Data” shall have the meaning set forth in Section 2.6(c).

“Closing Net Working Capital” shall have the meaning set forth in Section 2.2(a)(ii).

“Closing Statement” shall have the meaning set forth in Section 2.6(d).

“Code” shall mean the Internal Revenue Code of 1986, as amended, and any successor thereto.

“Company” shall have the meaning set forth in the preamble.

“Company Cash” shall mean the sum of all cash and cash equivalents (in each case as determined in accordance with GAAP) that are immediately convertible into cash (net of cost, if any, of such conversion) held by Company, without limitation or restriction of any kind. For the avoidance of doubt, Company Cash will be calculated net of issued but uncleared checks and drafts and will include checks, wire transfers and drafts deposited or available for deposit for the account of Company.

“Company Indebtedness” shall mean all Liabilities of Company, without duplication, and to the extent not included in Net Working Capital or Company Transaction Expenses, (a) with respect to borrowed money, whether secured or unsecured (including, for the avoidance of doubt, the Cutlite Indebtedness), (b) with respect to the deferred purchase price of property or services (other than trade liabilities, accounts payable or accrued expenses incurred in the Ordinary Course of Business and payable in accordance with customary practices, and the Cutlite Payments), (c) represented by a note, bond, indenture or similar instrument, (d) with respect to any conditional sale or other title retention agreement, (e) secured by any Lien on any asset or property, (f) with respect to leases of any property (real, personal or mixed) which have been or should be, in accordance with GAAP, recorded as capital leases, together with all renewals of such leases, which for the avoidance of doubt do not include the Company Operating Leases; (g) of a type referred to in clauses (a) through (f) above which are directly or indirectly guaranteed by Company or which Company has agreed (contingently or otherwise) to purchase or otherwise acquire or in respect of which it has otherwise assured a credit against loss; (h) to any Person with respect to deferred compensation, severance, bonus, accrued bonus, incentive, or similar payments, including all Taxes that are payable by Company in connection with or as a result of the payment of such Liability; (i) to any Person with respect to any change of control, severance, bonus or similar payments and other accelerations or increases in rights or benefits which obligation, in each case (whether payable or occurring prior to, on or after the Closing Date), either (A) arises at or prior to the Closing or (B) is payable or becomes due in whole or in part as a result of the consummation of the transactions contemplated by, or otherwise pursuant to, this Agreement, in each case including all Taxes that are payable by Company in connection with or as a result of the payment of such Liability; (j) with respect to the amount of any Taxes the payment of which have been deferred as a result of COVID-19, including, without limitation, any employer’s portion of Social Security Taxes the deposit and payment of which has been deferred pursuant to Section 2302 of the CARES Act; and (k) for interest, termination fees, prepayment penalties, “breakage” costs or any other payments, fees or expenses owed with respect to the items identified in items (a) through (j) above.

“Company Operating Leases” means those leases designated as the Company Operating Leases on Schedule 3.18(a)(i).

“Company Transaction Expenses” shall mean (a) any obligations to pay any current or former directors, officers, employees or other service providers of Company any compensation or other benefit arising or resulting solely from or triggered by the execution of this Agreement or the transactions contemplated by this Agreement (including for any stay or retention bonuses or payments, sale bonuses or payments, change of control bonuses or payments, severance payments, retention bonuses or payments or similar bonuses or payments payable or arising in connection with or that may be triggered by the transactions contemplated by this Agreement to such current or former directors, officers, employees or other service providers, but excluding any Ordinary Course of Business salary), together with any Taxes relating thereto or arising therefrom that are properly payable by Company in connection with or as a result of the payment of such Company Transaction Expense; (b) any legal, accounting, financial advisory, investment banking, brokers’, finders’ or other advisory or consulting or similar fees, costs or expenses incurred by Company or any Shareholder in connection with the negotiation and consummation of this Agreement, the Ancillary Agreements and the transactions contemplated hereby and thereby (including fees payable to attorneys, accountants, investment bankers and financial advisors), (c) all costs and expenses of procuring the D&O Policy and the tail policy for Company’s employment practices liability policy, (d) fifty percent (50%) of the total premium and related fees paid or payable to obtain coverage under the R&W Insurance Policy, (e) fifty percent (50%) of the fees and expenses of the Escrow Agent, and (f) $14,300, representing the cost to prepare the reviewed financial statements for Company for 2025. For avoidance of doubt, fees and expenses of Warren Averett, CohnReznick, and any other third-party advisors engaged by Buyer or by Company at Buyer’s request for auditing, valuation, or similar services in connection with the transactions contemplated by this Agreement shall not constitute Company Transaction Expenses.

“Contingent Purchase Price” shall have the meaning set forth in Section 2.2(a)(vi).

“Contingent Purchase Price Payment” and “Contingent Purchase Price Payments” shall have the meanings set forth in Exhibit C.

“Contingent Purchase Price Period” shall have the meaning set forth in Exhibit C.

“Contingent Purchase Price Statement” shall have the meaning set forth in Exhibit C.

“Contract” shall mean, whether written or oral, any legally binding instrument, indenture, contract, agreement, authorization, license, lease, purchase order, sales order, proposal, bid, plan, arrangement or other commitment, obligation or understanding, express or implied, of any nature whatsoever to which a Person is a party or by which a Person or its assets or properties are bound.

“Cost of Goods Sold” shall have the meaning set forth in Exhibit C.

“COVID-19” shall mean SARS-CoV-2 or COVID-19, and any evolutions thereof or related or associated epidemics, pandemics or disease outbreaks.

“COVID-19 Measures” shall mean any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester or any other Law, order, directive, guidelines or recommendations by any Governmental Authority in connection with or in response to COVID-19, including, but not limited to, the CARES Act.

“Credit Agreement” shall have the meaning set forth in Section 6.10(a).

“Cutlite Indebtedness” shall mean Liabilities of Company under that certain Business Loan Agreement, dated June 25, 2026, by and between Company and United Community Bank.

“Cutlite Payments” shall mean payments due to Cutlite America, LLC after the Closing under that certain Agreement #20260612-180813749 dated June 12, 2026.

“D&O Policy” shall have the meaning set forth in Section 6.5.

“Deductible” shall have the meaning set forth in Section 7.3.

“Downward Adjustment” shall have the meaning set forth in Section 2.6(f)(ii).

“Earnout Accounting Methodology” shall have the meaning set forth in Exhibit C.

“Earnout Escrow Account” shall mean the segregated escrow account established with the Escrow Agent under the Escrow Agreement to hold the Earnout Escrow Funds.

“Earnout Escrow Funds” shall mean, at any time, the Initial Earnout Escrow Amount and all Quarterly Escrow Contributions deposited into the Earnout Escrow Account under Exhibit C, together with all interest and other earnings thereon, less all amounts theretofore released from the Earnout Escrow Account in accordance with this Agreement and the Escrow Agreement.

“Earnout Information” shall have the meaning set forth in Exhibit C.

“Employee Benefit Plans” shall have the meaning set forth in Section 3.16(a).

“Employees” shall have the meaning set forth in Section 3.15(a).

“Employee Retention Credit” shall mean the employee retention credit provided under Section 2301 of the CARES Act, as amended.

“Employee Retention Credit Escrow Amount” shall mean an amount equal to One Million, Two Hundred Ninety Two Thousand Two Hundred and Fourteen and 04/100 U.S. Dollars ($1,292,214.04).

“Environmental, Health, and Safety Laws” shall mean all applicable Laws concerning pollution or protection of the environment, public health and safety (to the extent related to exposure to Hazardous Substances), or employee health and safety (to the extent related to exposure to Hazardous Substances), including Laws relating to emissions, discharges, releases, or threatened releases of pollutants, contaminants, petroleum or petroleum-based materials or wastes, or chemical, industrial, Hazardous Substances, or toxic substances or wastes into ambient air, surface water, ground water, or lands or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants, or chemical, industrial, Hazardous Substances, or toxic materials or wastes. Without limiting the generality of the foregoing, such Environmental, Health, and Safety Laws include the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Resource Conservation and Recovery Act of 1976, and the Occupational Safety and Health Act of 1970, each as amended.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” shall mean any entity that is considered a single employer with Company under Section 414 of the Code.

“Escrow Agent” shall mean U.S. Bank, National Association.

“Escrow Agreement” shall mean the Escrow Agreement to be dated as of the Closing Date among Shareholder Representative, Buyer and Escrow Agent in the form attached as Exhibit B.

“Escrow Amount” means, collectively, the Adjustment Escrow Amount, the Indemnification Escrow Amount, the Employee Retention Credit Escrow Amount.

“Estimated Closing Company Cash Amount” shall have the meaning set forth in Section 2.6(a).

“Estimated Closing Company Indebtedness Amount” shall have the meaning set forth in Section 2.6(a).

“Estimated Closing Company Transaction Expenses Amount” shall have the meaning set forth in Section 2.6(a).

“Estimated Closing Net Working Capital” shall have the meaning set forth in Section 2.6(a).

“Estimated Purchase Price” shall have the meaning set forth in Section 2.6(a).

“Estimated Purchase Price Adjustment” shall have the meaning set forth in Section 2.6(a).

“Excess Earnout Amount” shall have the meaning set forth in Exhibit C.

“Exchange Act” shall mean the Securities Exchange Act of 1934.

“Final Closing Company Cash Amount” shall have the meaning set forth in Section 2.6(e).

“Final Closing Company Indebtedness Amount” shall have the meaning set forth in Section 2.6(e).

“Final Closing Company Transaction Expenses Amount” shall have the meaning set forth in Section 2.6(e).

“Final Closing Net Working Capital” shall have the meaning set forth in Section 2.6(e).

“Final Determination” shall have the meaning set forth in Section 7.6(c).

“Final Purchase Price” shall have the meaning set forth in Section 2.6(f).

“Final Purchase Price Adjustment” shall have the meaning set forth in Section 2.6(f).

“Financial Statements” shall have the meaning set forth in Section 3.6.

“Financing Sources” means the agents, the arrangers, the lenders and other entities that have committed to provide or arrange or otherwise entered into agreements in connection with all or any part of the financings in connection with the transactions contemplated hereby, including the parties to any joinder agreements, indentures or credit agreements entered pursuant thereto or relating thereto, together with their respective Affiliates and their and their respective Affiliates’ officers, directors, employees, controlling Persons, advisors, agents, attorneys and representatives and their respective successors and assigns, in each case in connection with all or any part of the financings in connection with the transactions contemplated hereby, it being understood that Buyer shall not be deemed a Financing Source for any purpose hereunder.

“First Contingent Purchase Price Payment” shall have the meaning set forth in Exhibit C.

“First Contingent Purchase Price Period” shall have the meaning set forth in Exhibit C.

“First ERC Release Date” shall have the meaning set forth in Section 6.7(h).

“Former Shareholder” shall have the meaning set forth in Section 8.16(a).

“Fraud” shall mean common law fraud that includes the element of scienter under applicable Law with respect to the making of, or with respect to facts in, the express representations and warranties set forth in this Agreement (as qualified by the Schedules) or in any certificate delivered pursuant to this Agreement. For avoidance of doubt, “Fraud” does not include constructive fraud or equitable fraud.

“Funds Flow Statement” shall mean the Funds Flow Statement to be dated as of the Closing Date between Shareholder Representative and Buyer, which shall include (i) each recipient of a payment and the amount thereof with respect to the Estimated Closing Company Indebtedness Amount, (ii) each recipient of a payment and the amount thereof with respect to the Estimated Closing Company Transaction Expenses Amount, (iii) the payment to be made at Closing to each Shareholder, and (iv) wire information for all Persons to whom amounts must be wired on the Closing Date.

“GAAP” shall mean United States generally accepted accounting principles, applied consistently with past practices.

“Governmental Authority” shall mean any domestic or foreign national, state, provincial, multi-state, multinational or municipal or other local government, any subdivision, agency, commission, department, instrumentality, board, bureau, body or authority thereof, any self-regulated organization or other non-governmental regulatory or administrative authority or quasi-governmental authority, or any arbitrator, court or tribunal of competent jurisdiction.

“Government Contract” means any Contract for the sale of supplies or services between Company on one hand and a Governmental Authority on the other hand, or entered into by Company as a subcontractor at any tier in connection with a Contract between another Person and a Governmental Authority.

“Gross Profit” shall have the meaning set forth in Exhibit C.

“Hazardous Substances” shall mean any substances, compounds, mixtures, wastes or materials that are defined to be, that are regulated as, that are listed as or that (because of their toxicity, concentration or quantity) have characteristics which are hazardous or toxic under any Environmental, Health and Safety Laws or under any other statute, ordinance, rule or regulation in effect at the locations at which any business of Company is conducted. Without limiting the generality of the foregoing, Hazardous Substances includes: (a) any article or mixture that contains a Hazardous Substance; (b) petroleum or petroleum products; (c) any substance the presence of which requires reporting, investigation, removal or remediation under any Environmental, Health and Safety Laws; (d) polychlorinated biphenyls; (e) asbestos containing materials; (f) urea formaldehyde; and (g) per- and poly-fluoroalkyl substances.

“Immigration Act” shall have the meaning set forth in Section 3.15(e).

“Improvements” shall have the meaning set forth in Section 3.9(b).

“Indemnification Escrow Amount” shall mean an amount equal to Eighty Seven Thousand Five Hundred and 00/100 U.S. Dollars ($87,500.00).

“Indemnified Party” shall have the meaning set forth in Section 7.4.

“Indemnifying Party” shall have the meaning set forth in Section 7.4.

“Indicated Contingent Purchase Price” shall have the meaning set forth in Exhibit C.

“Initial Earnout Escrow Amount” shall mean Three Million Five Hundred Thousand and 00/100 U.S. Dollars ($3,500,000.00).

“Information Security Incident” shall mean the compromise of Personal Information maintained, collected or received by Company, or any information or other material that can be used to access such Personal Information, in any manner; for purposes of this definition, “compromise” should be read most liberally to include: (a) any unauthorized access to Personal Information or any information or other material that can be used to access Personal Information, (b) any inadvertent disclosure of Personal Information or any information or other material that can be used to access Personal Information to any third party, (c) any known or suspected misuse of Personal Information or any information or other material that can be used to access Personal Information by any Person (even if such Person was authorized to access the Personal Information or such other information and materials), (d) any suspected use of Personal Information by any Person outside of the scope of that Person’s authority (even if such use does not result in harm to the individual data subject), (e) any known or suspected loss, alteration or destruction of Personal Information other than as contractually or legally required (or permitted), and (f) any ransomware attack, distributed denial-of-service attack or any other similar incident.

“Initial Purchase Price” shall mean Eighteen Million and 00/100 U.S. Dollars ($18,000,000.00).

“Intellectual Property” shall mean all of the following in any jurisdiction throughout the world: (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, (b) all trademarks, service marks, trade dress, logos, slogans, trade names, brand names, product names, corporate names, Internet domain names, web addresses, web pages, websites and related content, accounts with Twitter, Facebook and other social media companies and the content found thereon and related thereto, social media usernames, handles and similar identifiers, e-mail addresses, telephone numbers, and facsimile numbers, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (d) all mask works and all applications, registrations, and renewals in connection therewith, (e) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (f) all Software, (g) all other proprietary rights in any of the foregoing, (h) all copies and tangible embodiments of any of the foregoing (in whatever form or medium), (i) all goodwill associated with any of the foregoing, (j) all licenses and sublicenses granted and obtained with respect to any of the foregoing and all rights thereunder, (k) all remedies against infringement of any of the foregoing, and (l) all rights to protection of interests in any of the foregoing.

“Inventories” shall mean all inventory, including raw materials, components, work-in-progress, finished products, tooling, stores, stock, supplies, packaging and spare parts used or held for use by Company and existing as of the Closing, whether on hand or in transit.

“IRS” shall mean the United States Internal Revenue Service.

“IT Systems” shall mean all Software, computer systems, servers, hardware, network equipment, databases, websites, and other information technology systems of whatever type or kind that are used to process, store, maintain and operate data, information, and functions that are owned, leased or licensed by or to Company.

“Key Management Employment Agreements” shall mean the Employment Agreements between Company and each of Wes Jones, Paul Filasek and Keegan Jones to be executed and delivered at the Closing.

“Law” shall mean any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, administrative interpretation, sub-regulatory guidance, other requirement or rule of law of any Governmental Authority, including any COVID-19 Measures.

“Liability” shall mean any liability, commitment or obligation of whatever kind or nature (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

“Licenses” shall mean all licenses, permits, authorizations, approvals, consents, waivers, franchises, orders, registrations, accreditations, certificates, variances, clearances, privileges, exemptions, qualifications and similar rights from or issued by any Governmental Authority.

“Lien” shall mean any security interest, pledge, mortgage, lien, charge, deed of trust, option, right of first refusal or first offer, preemptive right, servitude, restriction (whether voting, transfer or otherwise), hypothecation, right-of-way or other encumbrance, including any Tax lien.

“Losses” shall mean any loss, cost, Liability, diminution of value, damage, penalty, fine, demand, claim, action or cause of action, judgment, award, assessment, settlement or expense (including interest, penalties, attorneys’ fees and expenses, court costs, and amounts paid in investigation, defense or settlement of any of the foregoing).

“Margin” shall have the meaning set forth in Exhibit C.

“Margin Amount” shall have the meaning set forth in Exhibit C.

“Marital Relationship” means a civil union, registered domestic partnership, marriage, or any other similar relationship that is legally recognized in any jurisdiction.

“Material Adverse Effect” or “Material Adverse Change” shall mean any effect, change, event, fact, condition or development that is or could be reasonably expected to have a materially adverse effect on the business of Company, assets, condition (financial or otherwise), operating results, or operations of Company, or on the ability of Shareholders or Company to consummate timely the transactions contemplated hereby (regardless of whether or not such adverse effect or change can be or has been cured at any time or whether Buyer has knowledge of such effect or change); provided, however, that “Material Adverse Change” and “Material Adverse Effect” shall not include any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to: (i) general economic or political conditions; (ii) conditions generally affecting the industries in which Company operates; (iii) any changes in financial, banking or securities markets in general, including any disruption thereof and any decline in the price of any security or any market index or any change in prevailing interest rates; (iv) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (v) any action required or permitted by this Agreement or any action taken (or omitted to be taken) with the written consent of or at the written request of Buyer; (vi) any changes in applicable Laws or accounting rules (including GAAP) or the enforcement, implementation or interpretation thereof; (vii) the announcement, pendency or completion of the transactions contemplated by this Agreement, including losses or threatened losses of employees, customers, suppliers, distributors, or others having relationships with Company; (viii) any natural or man-made disaster or acts of God; (ix) any epidemics, pandemics, disease outbreaks, or other public health emergencies; or (x) any failure by Company to meet any internal or published projections, forecasts, or revenue or earnings predictions (provided that the underlying causes of such failures (subject to the other provisions of this definition) shall not be excluded); provided further, that in the case of clauses (i) through (iv) and (vi) through (ix), such effect shall be taken into account in determining whether a Material Adverse Effect or Material Adverse Change has occurred if it has a disproportionate adverse effect on Company relative to other companies operating in industries in which Company does business.

“Maximum Contingent Purchase Price Amount” shall have the meaning set forth in Exhibit C.

“MCM” means MCM Holding Company, Inc., an Alabama corporation (f/k/a Metal Component Manufacturers, Inc.)

“Measurement Quarter” shall have the meaning set forth in Exhibit C.

“Most Recent Financial Statements” shall have the meaning set forth in Section 3.6.

“Most Recent Fiscal Month End” shall have the meaning set forth in Section 3.6.

“Most Recent Fiscal Year End” shall have the meaning set forth in Section 3.6.

“Net Sales” shall have the meaning set forth in Exhibit C.

“Net Working Capital” shall mean the current assets of Company that are included in the line-items set forth on Exhibit A less the current liabilities of Company that are included in the line-items set forth on Exhibit A, in each case as determined in accordance with the Accounting Principles, as of the Calculation Time; An illustrative calculation of Net Working Capital is set forth on Exhibit A.

“Neutral Auditors” shall have the meaning set forth in Section 2.6(e).

“Off-The-Shelf Software” means any shrinkwrap, clickwrap or other commercially available Software that has not been modified or customized by a third party for Company and is licensed to Company pursuant to a Contract that does not require any future payment(s), including any applicable maintenance or supporting fees, in excess of $10,000 per year per Contract.

“Open Source Software” shall mean any Software that meets one or more of the following criteria: (a) is subject to, distributed, transmitted, licensed or otherwise made available under any so-called “public license,” “open source license,” “free license,” “industry standard license,” “intellectual property pool license” or similar license, or is otherwise publicly distributed or made generally available in source code or equivalent terms with the intention to permit the public use, modification, distribution, incorporation and/or exploitation of the Software without conveying an exclusive or proprietary interest in such licensed Software (although certain other conditions may be imposed by such license), or (b) is subject to, distributed, transmitted, licensed or otherwise made available under any version of any of the following licenses: GNU General Public License, GNU Library or “Lesser” Public License, BSD license, MIT license, Mozilla Public License, IBM Public License, Apache Software License, Sun Industry Standards Source License, Intel Open Source License, Apple Public Source License, or any substantially similar license, or any license that has been approved by the Open Source Initiative.

“Ordinary Course of Business” shall mean an action taken by a Person that is consistent in nature, scope and magnitude with the past practices of such Person and is taken in the ordinary course of the normal, day-to-day operations of such Person.

“Organizational Documents” shall mean the articles of incorporation, bylaws, certificate of formation, operating agreement and/or articles of organization or similar governing documents of a Person.

“Owned Real Property” shall have the meaning set forth in Section 3.9(a).

“Payment Conditions” shall have the meaning given to such term in the Credit Agreement.

“Pending Claim” shall have the meaning set forth in Section 7.9.

“Permitted Liens” shall mean all Liens (a) that arise out of Taxes not yet due and payable or being contested in good faith by appropriate procedures, (b) that are statutory liens of carriers, warehousemen, mechanics, materialmen and other similar Persons or otherwise imposed by Law which are incurred in the Ordinary Course of Business for sums not yet due and payable, (c) that are easements or rights of way of legal record affecting the Owned Real Property, or (d) solely with respect to the Owned Real Property, that are otherwise listed as exceptions in Schedule B, Part II of an ALTA Title Commitment for Title Insurance obtained in connection with the transaction.

“Person” shall mean any individual, firm, corporation, partnership, limited liability company, joint venture, association, estate, trust, Governmental Authority or other entity.

“Personal Information” shall mean any data or other information that constitutes “personal data,” “personal information,” “nonpublic personal information,” or similar term under any Applicable Privacy and Data Security Requirement.

“PPP” means the Paycheck Protection Program pursuant to Section 1102 of the CARES Act.

“PPP Loan” means that certain loan granted to MCM by SmartBank under the PPP that (a) was in the principal amount of Two Hundred Twenty-Nine Thousand Six Hundred and 0/100 U.S. Dollars ($229,600.00), (b) was not secured by any collateral, (c) had an interest rate of 1.00% per annum, and (d) had a stated maturity of two (2) years from the first disbursement thereof.

“Pre-Closing Returns” shall have the meaning set forth in Section 6.7(d).

“Pre-Closing Tax Period” shall have the meaning set forth in Section 6.7(a).

“Pro Rata Share” shall mean, with respect to each Shareholder, the percentage set forth opposite such Shareholder’s name on Schedule 3.3(a), which percentage equals the quotient (expressed as a percentage) of (a) the aggregate number of Shares owned by such Shareholder immediately prior to the Closing, divided by (b) the aggregate number of Shares of all Series owned by all Shareholders immediately prior to the Closing. The sum of the Pro Rata Shares of all Shareholders shall equal one hundred percent (100%).

“Quarterly Escrow Contribution” shall have the meaning set forth in Exhibit C.

“Quarterly Gross Profit Statement” shall have the meaning set forth Exhibit C.

“Quarterly Objection Notice” shall have the meaning set forth in Exhibit C.

“R&W Insurance Policy” shall have the meaning set forth in Section 6.9.

“Related Party Agreements” shall have the meaning set forth in Section 3.26.

“Resolution Period” shall have the meaning set forth in Section 2.6(d).

“Restrictive Covenant Agreements” shall mean the Restrictive Covenant Agreement of each Shareholder to be executed and delivered at the Closing.

“Returns” shall mean all returns, reports, statements, notices, forms or other documents or information required to be filed with any Taxing Authority in connection with the determination, assessment, collection or payment of any Taxes or in connection with the administration, implementation or enforcement of or compliance with any legal requirement relating to any Tax.

“Second Contingent Purchase Price Payment” shall have the meaning set forth in Exhibit C.

“Second Contingent Purchase Price Period” shall have the meaning set forth in Exhibit C.

“Second ERC Release Date” shall have the meaning set forth in Section 6.7(h).

“Senior Debt” shall have the meaning set forth in Section 6.10(a).

“Senior Lender” shall have the meaning set forth in Section 6.10(a).

“Shareholder(s)” shall have the meaning set forth in the preamble.

“Shareholder Account” shall mean a single account designated in writing by the Shareholder Representative on the Funds Flow Statement that will receive all payments from Buyer on behalf of the Shareholders.

“Shareholder Indemnified Parties” shall have the meaning set forth in Section 7.2.

“Shareholder Fundamental Representations” shall mean the representations or warranties of Shareholders contained in Sections 3.1 (Organization; Authorization; Etc.), 3.2 (No Conflict), 3.3 (Capitalization), 3.10(a) (Other Properties and Assets; Title), 3.21 (Taxes), 3.26 (Related Party Transactions), 3.30 (Brokers; Finders; Etc.) and 3.31 (CARES Act Programs) and Article IV (Representations and Warranties Regarding the Shareholders).

“Shareholder Group” shall mean, collectively, Shareholders, Shareholder Representative and each of their respective former, current, or future Affiliates, direct or indirect equity owners, officers, directors, and representatives (and each of the foregoing Persons shall be a “Shareholder Group Member”).

“Shareholder Representative” shall have the meaning set forth in the preamble.

“Shareholders’ knowledge,” “knowledge of Shareholders” and words of similar import shall mean the knowledge of Wes Jones, Paul Filasek, Keegan Jones, Emily Jones, and, solely with respect to Section 3.7, Angie Macke, of a fact or matter to the extent that any of such individuals is actually aware of that fact or matter after reasonable inquiry of the employees having responsibility for the applicable matter.

“Shares” shall have the meaning set forth in Section 2.1.

“Software” shall mean any and all (a) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code, object code or other form, including firmware, operating systems and specifications; (b) data files, databases and compilations of data files, whether machine readable or otherwise; (c) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, development tools, and templates; and (d) specifications, documentation and other materials related to any of the foregoing, including user manuals and training materials.

“Spouse” shall mean, with respect to any individual, a spouse, a party to a civil union, a registered domestic partner, or any natural person in a Marital Relationship with such individual.

“Straddle Period” shall have the meaning set forth in Section 6.7(b).

“Subordinated Obligations” shall have the meaning set forth in Section 6.10(b).

“Successor Shareholder” shall have the meaning set forth in Section 8.16(a).

“Supporting Documentation” shall have the meaning set forth in Exhibit C.

“Synergi” means Synergi Partners, Inc., a South Carolina corporation.

“Synergi Partners Agreement” means the Client Services Agreement, dated September 9, 2022, between Synergi and Company.

“Target Net Working Capital” shall mean Three Million Two Hundred Thirty-Four Thousand and 00/100 U.S. Dollars ($3,234,000).

“Tax” or “Taxes” shall mean all taxes, charges, fees, levies or like other assessments (whether U.S. federal, state, local or foreign) including estimated, single business, gross receipts, profits, premium, sales, use, production, capital gains, occupation, value added, ad valorem, transfer, franchise, registration, withholding, social security (or similar), disability, payroll, employment, unemployment, excise, windfall profits, severance, service, service use, lease, license, occupation, tariffs, customs, duties, unclaimed property, escheat, real or personal property taxes, or assessments, together with any interest, penalties or additions to tax resulting from, attributable to, or incurred in connection with any such taxes or any contest or dispute thereof.

“Tax Notice” shall have the meaning set forth in Section 6.7(g).

“Taxing Authority” shall mean any taxing authority of any Governmental Authority.

“Third-Party Claim” shall have the meaning set forth in Section 7.4.

ARTICLE II
PURCHASE; CLOSING

Section 2.1   Purchase and Sale of Shares. On the terms and subject to the conditions contained in this Agreement, at the Closing, Shareholders shall sell, transfer, convey, assign and deliver to Buyer, and Buyer shall purchase, acquire and accept from Shareholders, free and clear of all Liens, 2,055,000 shares of Series A Common Stock of Company and 295,000 shares of Series B Common Stock of Company (collectively, the “Shares”), all of which Shares shall have been duly authorized and validly issued and are fully paid and nonassessable. The Shares equal 100% of the total issued and outstanding, fully-converted, fully-diluted shares of capital stock of Company.

Section 2.2      Consideration.

(a)      Subject to Section 2.6, the aggregate consideration for the Shares shall be determined as set forth below:

(i)       the Initial Purchase Price;

(ii)    plus the Net Working Capital as of the Closing (the “Closing Net Working Capital”) minus the Target Net Working Capital;

(iii)     plus the amount of Company Cash as of the Closing (the “Closing Company Cash Amount”);

(iv)    minus the amount required at Closing to discharge in full the Company Indebtedness (the “Closing Company Indebtedness Amount”);

(v)    minus the amount required at Closing to discharge in full the Company Transaction Expenses (the “Closing Company Transaction Expenses Amount”);

(vi)    plus up to Seven Million U.S. Dollars ($7,000,000), plus interest, if any, payable, to the extent earned, as provided on Exhibit C (the “Contingent Purchase Price”).

(b)    Subject to delivery of the items set forth in Section 2.3, at the Closing, Buyer shall make the following payments to Shareholders or such other Person as indicated below:

(i)      Buyer shall pay, on behalf of Company, the Estimated Closing Company Indebtedness Amount to the holders of Company Indebtedness by wire transfer of immediately available funds in accordance with the wire instructions set forth in the Funds Flow Statement, in each case in the amount due and owing from Company to such holder of Company Indebtedness as set forth in the Funds Flow Statement;

(ii)     Buyer shall pay, on behalf of Company, the Estimated Closing Company Transaction Expenses Amount to third parties by wire transfer of immediately available funds in accordance with the wire instructions set forth in the Funds Flow Statement, in each case in the amount due and owing from Company to such third parties for Estimated Closing Company Transaction Expenses Amount as set forth in the Funds Flow Statement;

(iii)     Buyer shall pay the Estimated Purchase Price to Shareholders as follows:

(A)     Buyer shall pay to the Escrow Agent by wire transfer of immediately available funds in accordance with the wire instructions set forth in the Funds Flow Statement an amount equal to (I) the Adjustment Escrow Amount, plus (II) the Indemnification Escrow Amount plus (III) the Employee Retention Credit Escrow Amount;

(B)      Buyer shall pay to the Shareholder Account by wire transfer of immediately available funds in accordance with the wire instructions set forth in the Funds Flow Statement an amount equal to the balance of the Estimated Purchase Price payable to the Shareholders;

(iv)     Buyer shall pay to the Escrow Agent by wire transfer of immediately available funds in accordance with the wire instructions set forth in the Funds Flow Statement an amount equal to the Initial Earnout Escrow Amount.

Section 2.3      Deliveries by Shareholders and Company. At the Closing, Shareholders and Company, as applicable, shall deliver, or cause to be delivered, the following to Buyer:

(a)    (i) certificates representing the Shares, (ii) a stock power with respect to the transfer of the Shares, executed by each Shareholder and, if Shareholder resides in a community property state, such Shareholder’s spouse, substantially in the form attached hereto as Exhibit 2.3(a)(ii) (the “Stock Power”), and (iii) such other instruments of transfer and assignment as shall be necessary to vest in Buyer as of the Closing Date, all right, title and interest in and to the Shares free and clear of any Liens;

(b)      the minute books, stock record books and other corporate records of Company;

(c)     a certificate of the Secretary of Company, in form and substance reasonably satisfactory to Buyer, certifying as to (1) a good standing certificate of Company as certified by the Secretary of State of the State of Iowa no more than ten (10) days prior to Closing; (2) the Amended and Restated Articles of Incorporation of Company as certified by the Secretary of State of the State of Iowa no more than ten (10) days prior to Closing; (3) the Bylaws of Company that are in effect as of the Closing Date; and (4) true and complete copies of the resolutions adopted by the board of directors of Company that authorize and approve the execution, delivery and performance of this Agreement and the Ancillary Agreements to which Company is a party and the consummation of the transactions contemplated hereby and thereby, and that all authorizing resolutions are in full force and effect as of the date hereof and are the only resolutions adopted in connection with the transactions contemplated hereby and thereby; and (5) the names and signatures of the officers of Company authorized to sign this Agreement, any Ancillary Agreements and the other documents to be delivered hereunder and thereunder;

(d)      the Funds Flow Statement;

(e)      the Escrow Agreement;

(f)      the Key Management Employment Agreements;

(g)      the Restrictive Covenant Agreements;

(h)      the written consents of the Persons identified on Schedule 2.3(h);

(i)      payoff letters for all Company Indebtedness and final invoices for the Company Transaction Expenses (or other evidence reasonably satisfactory to Buyer), which shall include the amounts necessary to pay off all Company Indebtedness and Company Transaction Expenses as of the Closing, along with the per diem interest amount with respect thereto, if applicable, and the agreement of each holder of Company Indebtedness that, upon receipt of such specified amount, the Company Indebtedness payable to it shall be paid in full, and the agreement of each holder of Company Indebtedness to, upon receipt of such specified amount, release all Liens, if any, that such holder may hold on any assets of Company on the Closing Date;

(j)      an IRS Form W-9 dated as of the Closing Date duly executed by each Shareholder and each recipient of payment with respect to the Estimated Closing Company Transaction Expenses;

(k)     duly signed resignations and releases effective as of the Closing, of each officer and/or director of Company whom Buyer shall have specified in writing to Shareholder Representative prior to the Closing;

(l)    a certificate, duly completed and executed by each Shareholder pursuant to Section 1.1445-2(b) of the Treasury Regulations, certifying that such Shareholder is not a foreign person within the meaning of Section 1445 of the Code; and

(m)    (i) an owner’s affidavit and (ii) a non-imputation affidavit satisfactory to the title company providing title insurance in connection with the transactions contemplated hereby;

(n)     all other certificates, instruments, assignments and documents required, or as reasonably may be requested by Buyer, to be delivered by Shareholders or Company at or prior to the Closing or otherwise required in connection herewith.

Section 2.4     Deliveries by Buyer. At the Closing, Buyer shall deliver, or cause to be delivered, the following to Shareholders or such other Person, as applicable:

(a)     the amount of the Estimated Closing Company Indebtedness Amount, Estimated Closing Company Transaction Expenses Amount, Adjustment Escrow Amount, Indemnification Escrow Amount, Employee Retention Credit Escrow Amount, the balance of the Estimated Purchase Price, and the Initial Earnout Escrow Amount, each as set forth in the Funds Flow Statement;

(b)      the Funds Flow Statement;

(c)      the Escrow Agreement;

(d)      the Key Management Employment Agreements;

(e)      the Restrictive Covenant Agreements;

(f)    a certificate of the Secretary of Buyer, in form and substance reasonably satisfactory to Shareholder Representative, certifying as to (1) true and complete copies of the resolutions adopted by the board of directors of Buyer that authorize and approve the execution, delivery and performance of this Agreement and the Ancillary Agreements to which Buyer is a party and the consummation of the transactions contemplated hereby and thereby, and that all authorizing resolutions are in full force and effect as of the date hereof and are the only resolutions adopted in connection with the transactions contemplated hereby and thereby; and (2) the names of the officers of Buyer authorized to sign this Agreement, any Ancillary Agreements and the other documents to be delivered hereunder and thereunder; and

(g)      evidence that the R&W Insurance Policy has been bound as of the Closing.

Section 2.5    Time and Place of Closing. Subject to the conditions set forth in this Agreement, the consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place on the date of execution of this Agreement (the “Closing Date”) by exchange of closing deliveries by email and release of signatures by conference call. The Closing shall be deemed effective as of the Calculation Time.

Section 2.6       Purchase Price Adjustment.

(a)     As of the Closing, Shareholder Representative and Buyer shall have agreed to a written estimate of the amount of (i) the Closing Net Working Capital (the “Estimated Closing Net Working Capital”), (ii) the Closing Company Cash Amount (the “Estimated Closing Company Cash Amount”), (iii) the Closing Company Indebtedness Amount (the “Estimated Closing Company Indebtedness Amount”), (iv) the Closing Company Transaction Expenses Amount (the “Estimated Closing Company Transaction Expenses Amount”), and (v) the Estimated Purchase Price Adjustment. The “Estimated Purchase Price Adjustment” shall equal the Estimated Closing Net Working Capital minus the Target Net Working Capital plus the Estimated Closing Company Cash Amount minus the Estimated Closing Company Indebtedness Amount minus the Estimated Closing Company Transaction Expenses Amount. For the avoidance of doubt, the Estimated Purchase Price Adjustment can be a positive or a negative amount. The Initial Purchase Price plus the Estimated Purchase Price Adjustment is referred to as the “Estimated Purchase Price.”

(b)    As soon as practicable, but in no event later than ninety (90) days following the Closing Date, Buyer shall prepare a calculation of (i) the Closing Net Working Capital, (ii) the Closing Company Cash Amount, (iii) the Closing Company Indebtedness Amount, (iv) the Closing Company Transaction Expenses Amount, and (v) the resulting Purchase Price.

(c)     During the period of Buyer’s calculation of the Closing Net Working Capital, Closing Company Cash Amount, Closing Company Indebtedness Amount and Closing Company Transaction Expenses Amount (collectively, the “Closing Financial Data”) and the period of any dispute within the contemplation of this Section 2.6, Shareholder Representative shall cooperate with Buyer’s and Buyer’s authorized representatives’ reasonable requests with respect to the calculation of the Closing Financial Data, including by providing on a timely basis all information necessary or useful in calculating the Closing Financial Data. During such period, Buyer shall provide Shareholder Representative and Shareholder Representative’s authorized representatives with reasonable access during normal business hours to all relevant books and records of Company to the extent reasonably required to verify the calculation of the Closing Financial Data.

(d)   Buyer shall deliver to Shareholder Representative a written statement of the Closing Financial Data (the “Closing Statement”), no later than ninety (90) days following the Closing Date. After receipt of the Closing Statement, Shareholder Representative shall have forty-five (45) days to review the Closing Statement. Shareholder Representative and Shareholder Representative’s authorized representatives shall have reasonable access during normal business hours to all relevant books and records of Buyer and Company to the extent required to complete their review of the Closing Statement. Unless Shareholder Representative delivers written notice to Buyer on or prior to the forty fifth (45th) day after Shareholder Representative’s receipt of the Closing Statement specifying in reasonable detail the amount, nature and basis of all disputed items, Shareholder Representative shall be deemed to have accepted and agreed to the calculation of the Closing Financial Data. If Shareholder Representative timely notifies Buyer of its objection to the calculation of the Closing Financial Data, Buyer and Shareholder Representative shall, within sixty (60) days (or such longer period as the parties may agree in writing) following such notice (the “Resolution Period”), attempt to resolve their differences and any resolution by them as to any disputed amounts shall be final, binding and conclusive.

(e)     If, at the conclusion of the Resolution Period, there are any amounts remaining in dispute, then such amounts remaining in dispute shall be submitted to Grant Thornton or another firm of nationally recognized independent public accountants selected by Shareholder Representative and Buyer within ten (10) days after the expiration of the Resolution Period (the “Neutral Auditors”). If Grant Thornton is unable to serve, and Shareholder Representative and Buyer are unable to agree on the Neutral Auditors, then each of Shareholder Representative and Buyer shall have the right to request the office of the American Arbitration Association to appoint the Neutral Auditors, which Neutral Auditors shall not have had a material relationship with Shareholder Representative, Company, Buyer or any of their respective Affiliates within the past two (2) years. Each party agrees to execute, if requested by the Neutral Auditors, a reasonable engagement letter, including customary indemnities. All fees and expenses relating to the work, if any, to be performed by the Neutral Auditors shall be borne pro rata as between Shareholder Representative and Buyer in proportion to the allocation of the dollar amount of the amounts remaining in dispute between Shareholder Representative and Buyer made by the Neutral Auditors such that the prevailing party pays the lesser proportion of the fees and expenses. The Neutral Auditors shall act as an expert and not an arbitrator to determine, based solely on the provisions of this Section 2.6 and the presentations by Shareholder Representative and Buyer, and not by independent review, only those issues still in dispute. The Neutral Auditors’ determination shall be made within thirty (30) days of their selection, shall be set forth in a written statement delivered to Shareholder Representative and Buyer and shall be deemed a final, binding and conclusive arbitration award. A judgment of a court of competent jurisdiction may be entered upon the Neutral Auditors’ determination. The terms “Final Closing Net Working Capital”, “Final Closing Company Cash Amount”, “Final Closing Company Indebtedness Amount”, and “Final Closing Company Transaction Expenses Amount” shall mean the definitive Closing Net Working Capital, Closing Company Cash Amount, Closing Company Indebtedness Amount and Closing Company Transaction Expenses Amount agreed to (or deemed to be agreed to) by Buyer and Shareholder Representative in accordance with Section 2.6(d) or resulting from the determinations made by the Neutral Auditors in accordance with this Section 2.6(e) (in addition to those items theretofore agreed to by Shareholder Representative and Buyer).

(f)    The “Final Purchase Price Adjustment” shall equal the Final Closing Net Working Capital minus the Target Net Working Capital plus the Final Closing Company Cash Amount minus the Final Closing Company Indebtedness Amount minus the Final Closing Company Transaction Expenses Amount.

(i)         If the Final Purchase Price Adjustment exceeds the Estimated Purchase Price Adjustment, within five (5) Business Days after the Final Purchase Price Adjustment is agreed to by Buyer and Shareholder Representative or any remaining disputed items are ultimately determined by the Neutral Auditors, (A) Buyer will pay to Shareholder Representative (on behalf of Shareholders) by wire transfer of immediately available funds to the account specified by Shareholder Representative an amount equal to such excess and (B) Buyer and Shareholder Representative will arrange for the release of the entire Adjustment Escrow Amount in accordance with the terms of the Escrow Agreement to Shareholder Representative (on behalf of Shareholders);

(ii)     If the Final Purchase Price Adjustment is less than the Estimated Purchase Price Adjustment (such shortfall, the “Downward Adjustment”), within five (5) Business Days after the Final Purchase Price Adjustment is agreed to by Buyer and Shareholder Representative or any remaining disputed items are ultimately determined by the Neutral Auditors, (A) if the Downward Adjustment is less than the Adjustment Escrow Amount, (I) Buyer and Shareholder Representative will arrange for the release of the Downward Adjustment from the Adjustment Escrow Amount in accordance with the terms of the Escrow Agreement to Buyer and (II) Buyer and Shareholder Representative will arrange for the release of the balance of the Adjustment Escrow Amount after giving effect to the distribution contemplated by the foregoing clause (I) in accordance with the terms of the Escrow Agreement to Shareholder Representative (on behalf of Shareholders), (B) if the Downward Adjustment is equal to the Adjustment Escrow Amount, Buyer and Shareholder Representative will arrange for the release of the entire Adjustment Escrow Amount in accordance with the terms of the Escrow Agreement to Buyer or (C) if the Downward Adjustment is greater than the Adjustment Escrow Amount, (I) Buyer and Shareholder Representative will arrange for the release of the entire Adjustment Escrow Amount in accordance with the terms of the Escrow Agreement to Buyer and (II) Shareholder Representative (on behalf of Shareholders) will pay to Buyer by wire transfer of immediately available funds to the account specified by Buyer an amount equal to the balance of the Downward Adjustment after giving effect to the distribution contemplated by the foregoing clause (I); or

(iii)     If the Final Purchase Price Adjustment is equal to the Estimated Purchase Price Adjustment, Buyer and Shareholder Representative will arrange for the release of the entire Adjustment Escrow Amount in accordance with the terms of the Escrow Agreement to Shareholder Representative (on behalf of Shareholders).

The Estimated Purchase Price minus the Estimated Purchase Price Adjustment plus the Final Purchase Price Adjustment is referred to herein as “Final Purchase Price”.

Section 2.7    Tax Withholding. Notwithstanding anything in this Agreement to the contrary, each of Buyer, Company, their respective Affiliates and the Escrow Agent, shall be entitled to deduct and withhold (or cause to be deducted and withheld) from any amount payable to any Person pursuant to this Agreement such amounts as are required to be deducted and withheld under the Code or any Tax or other Law. Any such amounts deducted or withheld shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

Section 2.8      Payment to the Shareholder Account.

(a)    Each Shareholder hereby irrevocably authorizes and directs Buyer to pay, and agrees that Buyer shall pay, all amounts payable to the Shareholders under this Agreement (including any disbursements from the Escrow Amount or any Contingent Purchase Price payable to the Shareholders) to the Shareholder Account, for further allocation and disbursement by the Shareholder Representative to the Shareholders.

(b)     Each Shareholder hereby irrevocably appoints the Shareholder Representative as such Shareholder’s agent and attorney-in-fact for the purpose of receiving, holding, and disbursing all such amounts, and agrees that the Shareholder Account shall serve as the sole account for receipt of all consideration payable to the Shareholders hereunder.

(c)      Each Shareholder acknowledges and agrees that any payment made by Buyer (or by the Escrow Agent at the direction of Buyer) to the Shareholder Account shall constitute payment to, and receipt by, the Shareholders of such amount for all purposes under this Agreement, and shall fully and finally satisfy and discharge Buyer’s obligation to pay such amount to the Shareholders, in each case as if such amount had been paid directly to each Shareholder in accordance with its respective allocation. Buyer shall have no obligation or responsibility with respect to (i) the allocation of any amount among the Shareholders, (ii) the calculation, timing, or manner of any disbursement from the Shareholder Account, or (iii) the acts or omissions of the Shareholder Representative in administering the Shareholder Account.

(d)     Effective upon Buyer’s payment of any amount to the Shareholder Account, each Shareholder, on behalf of itself and its successors, assigns, heirs, and representatives, hereby irrevocably and unconditionally releases and forever discharges Buyer and its Affiliates (and their respective officers, directors, employees, and agents) from any and all claims, demands, liabilities, and causes of action, whether known or unknown, arising out of or relating to (i) the payment of such amount to the Shareholder Account rather than directly to such Shareholder, and (ii) the subsequent allocation, disbursement, retention, or handling of any amount in the Shareholder Account by the Shareholder Representative.

ARTICLE III
REPRESENTATIONS AND WARRANTIES REGARDING COMPANY

The Shareholders, jointly and severally, hereby represent and warrant to Buyer that the following representations and warranties are true and correct as of the Closing:

Section 3.1       Organization; Authorization; Etc.

(a)    Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Iowa. Company has all requisite power and authority to own or use the properties and assets that it purports to own or use and to conduct its business as it is now being conducted. Schedule 3.1 sets forth a list of each jurisdiction in which Company is required, based on the property owned, leased or operated by Company, the nature of the business conducted by Company, or for any other reason, to be authorized to conduct business as a foreign corporation. Company is duly authorized to conduct business as a foreign corporation and is in good standing in each such jurisdiction. Shareholders and Company have delivered to Buyer true and complete copies of the Organizational Documents of Company (as amended to date) and the minute books of Company and such minute books contain accurate records of all meetings of and resolutions of, or written consents by, the shareholders and directors of Company since the date of Company’s organization.

(b)      Company has full power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Ancillary Agreements, the performance of Company’s obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary proceedings on the part of Company. This Agreement and the Ancillary Agreements to which Company is a party have been duly executed and delivered by Company and constitute the legal, valid and binding obligations of Company, enforceable against Company in accordance with their terms.

Section 3.2      No Conflict. Except as set forth on Schedule 3.2, the execution, delivery and performance of this Agreement and the Ancillary Agreements, the consummation of the transactions contemplated hereby and thereby and the compliance with the terms of this Agreement and the Ancillary Agreements do not and will not: (a) conflict with, result in a breach of any provision of, constitute a default under, result in the modification or cancellation of, or give rise to any right of termination or acceleration in respect of, any Contract of any kind to which Company is a party or to which Company or any of its property is subject; (b) result in the creation of any Lien upon, or any Person obtaining the right to acquire any properties, assets or rights of Company; (c) violate or conflict with any Law to which Company or any of its property is subject; (d) require Company to obtain any authorization, consent, order, permit or approval of, or make any notice to, or filing, registration or qualification with, any Governmental Authority; or (e) conflict with or result in any breach of any of the provisions of the Organizational Documents of Company.

Section 3.3      Capitalization.

(a)     The authorized capital stock of Company consists solely of 5,000,000 shares of common stock, no par value, of which 4,000,000 shares are designated as Series A shares, no par value, and 1,000,000 shares are designated as Series B shares, no par value. Of the authorized capital stock of Company, 2,055,000 Series A shares are outstanding and 295,000 Series B shares are outstanding. All such outstanding shares of Company’s capital stock are duly authorized, validly issued, fully paid and nonassessable and all are owned, beneficially and of record, as set forth on Schedule 3.3(a). Schedule 3.3(a) also sets forth the state of residence of each Shareholder.

(b)     Company does not own or hold the right to acquire any stock, limited liability company interest, partnership interest, joint venture interest or other equity ownership interest in any other Person.

(c)    Except as set forth on Schedule 3.3(c), there are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, preemptive rights or other Contracts that could require Company or any equity holder of Company to issue, sell, or otherwise cause to become outstanding any equity interest or ownership right of Company. There are no outstanding or authorized equity appreciation, phantom equity, profit participation, or similar rights with respect to Company.

(d)     Except as set forth on Schedule 3.3(d), there are no Contracts, commitments or understandings to which Company or any equity holder of Company is a party with respect to the transfer, disposition, repurchase, redemption or other acquisition of any outstanding shares of capital stock or other equity interests or ownership rights of Company. There are no voting trusts, proxies, or other Contracts, commitments or understandings with respect to any voting rights of Company or dividends or other distributions of Company. Company does not have any Liability to any former equity holder of Company in connection with or arising out of the consummation of the transactions contemplated by this Agreement.

Section 3.4     Joint Ventures. There are no corporations, limited liability companies, partnerships, joint ventures, or other entities through which any part of the business of Company or any related business is conducted by Company or any Shareholder.

Section 3.5       Intentionally deleted.

Section 3.6       Financial Statements.

(a)      Schedule 3.6(a)(i) contains true and complete copies of the following financial statements (collectively, the “Financial Statements”): (a) the reviewed balance sheets and related statements of income, shareholder’s equity and cash flows of Company for the fiscal years ended December 31, 2023 and December 31, 2024, (b) the internally prepared balance sheet and related statement of income, and cash flows of Company for the fiscal year ended December 31, 2025 (the “Most Recent Fiscal Year End”) and (c) the internally prepared balance sheet and related statements of income, and cash flows of Company (the “Most Recent Financial Statements”) as of and for the seven month period ended July 31, 2026 (the “Most Recent Fiscal Month End”). All Financial Statements are in accordance with the books and records of Company, and such books and records of Company are true and complete in all material respects. Each of the balance sheets included in the Financial Statements fairly presents in all material respects the financial position of Company as of its date, and each of the related statements of income and cash flows included within the Financial Statements fairly presents in all material respects the results of operations and cash flows of Company as of its date, subject, in the case of the Most Recent Financial Statements, to normal recurring year-end adjustments and the absence of notes. Except as set forth on Schedule 3.6(a)(ii), all Financial Statements have been prepared in conformity with GAAP (except that the Most Recent Financial Statements are subject to normal year-end adjustments and lack footnotes required by GAAP, none of which adjustments or footnotes would be material). Company maintains accurate books and records reflecting its assets, liabilities, revenues and expenses and maintains proper and adequate internal accounting controls which provide reasonable assurance that (i) transactions are executed in accordance with management’s authorization, (ii) except as set forth on Schedule 3.6(a)(ii), transactions are recorded as necessary to permit preparation of financial statements in conformity with the GAAP (provided that no representation is made that transactions are recorded in a manner sufficient to support auditing procedures), and (iii) accounts, notes and other receivables are recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis.

(b)     Schedule 3.6(b) is a true and correct detailed listing of all of the accrued expenses of Company as of the Most Recent Fiscal Month End which listing sets forth the book value of the accrued expenses determined in accordance with GAAP, as modified by Schedule 3.6(a)(ii), showing separately the due date for each.

(c)    Schedule 3.6(c) is a true and correct detailed listing of all of the Company Indebtedness and Company Transaction Expenses as of the Closing, which listing sets forth the name of the applicable lender or vendor, the amount necessary to be paid as of the Closing in order to discharge in full such indebtedness or expenses (including any prepayment premium, late charge or other similar amount associated therewith) and payment instructions.

Section 3.7      Undisclosed Liabilities. Except as disclosed on Schedule 3.7, Company does not have any Liability, nor is there any Liability for which Company is or may become liable, contingently or otherwise, which is not accrued or reserved against in the Most Recent Financial Statements, except for current Liabilities which were incurred in the Ordinary Course of Business after the Most Recent Fiscal Month End and which are consistent in nature and amount with the Liabilities shown on the Most Recent Financial Statements. To Shareholders’ knowledge, there is no circumstance, condition, event or arrangement that would hereafter give rise to any Liabilities of Company except in the Ordinary Course of Business.

Section 3.8       Absence of Certain Changes. Except as expressly contemplated by this Agreement or as disclosed on Schedule 3.8, since the Most Recent Fiscal Year End, there has not been any Material Adverse Change with respect to Company. Without limiting the generality of the foregoing, since that date, except as expressly contemplated by this Agreement or as disclosed on Schedule 3.8, Company has not done any of the following:

(a)     sold, leased, transferred, or assigned any of its assets, tangible or intangible, other than for a fair consideration in the Ordinary Course of Business;

(b)     entered into any Contract (or series of related Contracts) either involving more than $25,000 or outside the Ordinary Course of Business, nor has any party (including Company) accelerated, terminated, modified, or cancelled any Contract (or series of related Contracts) involving more than $25,000 to which Company is a party or by which Company is bound or receives benefits under;

(c)       imposed any Liens upon any of its assets, tangible or intangible;

(d)      made any capital expenditure (or series of related capital expenditures) either involving more than $25,000 or outside the Ordinary Course of Business;

(e)      made any capital investment in, any loan to, or any acquisition of the securities or assets of, any other Person (or series of related capital investments, loans, and acquisitions);

(f)       issued any note, bond, or other debt security or created, incurred, assumed, or guaranteed any indebtedness for borrowed money or capitalized lease obligation involving more than $25,000 in the aggregate;

(g)       accelerated the invoicing of customers or the collection of accounts receivable;

(h)       delayed or postponed the payment of accounts payable or any other Liabilities;

(i)      cancelled, compromised, waived, or released any right or claim (or series of related rights and claims) either involving more than $25,000 or outside the Ordinary Course of Business;

(j)       made or authorized any change in its Organizational Documents;

(k)      issued, sold, or otherwise disposed of any of its capital stock or other equity interests, or granted any options, warrants, or other rights to purchase or obtain (including upon conversion, exchange, or exercise) any of its capital stock or other equity interests;

(l)      declared, set aside, or paid any dividend or made any distribution (whether in cash or in kind) with respect to its capital stock or redeemed, purchased, or otherwise acquired any of its capital stock;

(m)     experienced any material damage, destruction, or loss (whether or not covered by insurance) to its property;

(n)      made any loan to, or entered into any other transaction with, any of its directors, officers or employees other than routine travel or expense advances made in the Ordinary Course of Business;

(o)      entered into any employment Contract or collective bargaining Contract, written or oral, amended or modified the terms of any existing such Contract;

(p)      granted any increase in the compensation of any of its directors, officers or employees;

(q)    adopted, amended, modified, or terminated any bonus, profit sharing, incentive, severance, or other plan, Contract, or commitment for the benefit of any of its directors, officers or employees (or taken any such action with respect to any other Employee Benefit Plan);

(r)       made any other change in employment terms for any of its directors, officers or employees;

(s)       made or pledged to make any charitable or other capital contribution;

(t)       discharged a material Liability or Lien outside the Ordinary Course of Business;

(u)      made any loans or advances of money;

(v)      made any change in any of its accounting (or tax accounting) policies, practices or procedures; or

(w)     committed to do any of the foregoing.

Section 3.9       Real Property.

(a)     Company does not lease any real property. Schedule 3.9(a)(i) sets forth the address of each parcel of real property owned by Company that is used in connection with Company’s business (together with the Improvements thereon, the “Owned Real Property”) and Schedule 3.9(a)(ii) sets forth the address of each parcel of real property where Company has previously conducted business and whether such real property was leased or owned by Company.

(b)      Company has good and marketable indefeasible fee simple title to the Owned Real Property, free and clear of all Liens, except Permitted Liens. Company has not leased or otherwise granted to any Person the right to use or occupy the Owned Real Property or any portion thereof, and there are no outstanding options, rights of first offer or rights of first refusal to purchase the Owned Real Property or any portion thereof or interest therein. Company has all Licenses required for the current use and operation of the Owned Real Property (all of which are in full force and effect), and Company has complied in all material respects with all conditions of such Licenses. Except as set forth on Schedule 3.9(b), no notice of violation of any such License has been received, and to Shareholders’ knowledge, there is no event that, with or without the giving of notice or lapse of time or both, is reasonably likely to result in the revocation, suspension, lapse, limitation, default or violation, of any such License.

(c)      The Owned Real Property comprises all of the real property used in, or otherwise related to, the business conducted by Company. All buildings, structures, fixtures, building systems and equipment, and all components thereof, including the roof, foundation, load-bearing walls and other structural elements thereof, heating, ventilation, air conditioning, mechanical, electrical, plumbing and other building systems, environmental control, remediation and abatement systems, sewer, storm and waste water systems, irrigation and other water distribution systems, parking facilities, fire protection, security and surveillance systems, and telecommunications, computer, wiring and cable installations, included in the Owned Real Property (the “Improvements”) are in good condition and repair and sufficient for the operation of the business conducted by Company. There are no structural deficiencies or latent defects affecting any of the Improvements and there are no facts or conditions affecting any of the Improvements that would, individually or in the aggregate, interfere in any respect with the use or occupancy of the Improvements or any portion thereof in the operation of the business of Company as currently conducted thereon. Except for any Permitted Liens, no part of the Owned Real Property is subject to any building, health, environmental, safety, sanitation or use restrictions that prevent the use of the Owned Real Property for the operation of the business of Company as currently conducted thereon. The Owned Real Property is adequately serviced by utilities for the operation of the business of Company as currently conducted thereon. Company has not received written notice of violation from any city or county asserting any Owned Real Property is in violation of any zoning ordinances. There is no condemnation, expropriation or other proceeding in eminent domain, pending or, to the knowledge of Shareholders, threatened, affecting any parcel of Owned Real Property or any portion thereof or interest therein.

(d)      Company has not received any notice that the Owned Real Property or any portion thereof is situated, used, or operated in violation of and, to the knowledge of Shareholders, the Owned Real Property is not situated, used, or operated in violation of, any law, court order, regulation, ordinance or requirement of any Governmental Authority.

(e)     No commitments have been made to any Governmental Authority, utility company or other organization which would impose an obligation on Company to make any contributions or dedications of money or land or to construct, install or maintain any improvements of a public or private nature on or off the Owned Real Property, and no Governmental Authority has imposed any requirement that any developer of the Owned Real Property pay directly or indirectly any special fees, charges or contributions (including impact fees) in connection with the development of the Owned Real Property.

(f)       There are no property tax appeals pending with respect to all or any part of the Owned Real Property.

Section 3.10     Other Properties and Assets.

(a)      Except as set forth on Schedule 3.10(a), Company has good, valid and marketable title to, or a valid leasehold interest in, all of the properties and assets used or held for use by Company, located on Company’s premises, or shown on the Most Recent Financial Statements or acquired after the date thereof, free and clear of all Liens other than Permitted Liens, except for properties and assets disposed of in the Ordinary Course of Business since the date of the Most Recent Financial Statements.

(b)      Company owns or leases all machinery, equipment, and other tangible assets necessary for the conduct of its business as presently conducted. Schedule 3.10(b) is a true and correct detailed listing of all equipment, furniture, fixtures and other fixed assets of Company as of the Most Recent Fiscal Month End, which listing sets forth the book value of such assets determined in accordance with GAAP. Without limiting the generality of the foregoing, no Affiliate of Company and no Shareholder or any Affiliate of any Shareholder (other than Company) employs any individual, is a party to any Contract, or owns, leases or licenses any assets, rights or properties that are used by Company to conduct, or which are otherwise necessary for Company to conduct its business.

(c)      Each such tangible asset is free from defects (patent and latent), has been maintained in accordance with normal industry practice, is in good operating condition and repair (subject to normal wear and tear), and is lawful and suitable for the purposes for which it presently is used and presently is proposed to be used.

Section 3.11    Inventories. All of the Inventories of Company, whether or not reflected in the Financial Statements, consist of a quality and quantity usable and, with respect to finished products, saleable, in the Ordinary Course of Business and none of the Inventories is slow-moving, obsolete, damaged or defective, except for obsolete items that have been written off or written down to net realizable value in the Most Recent Financial Statements. All Inventories have been purchased or acquired by Company in the Ordinary Course of Business, are not excessive in amount, but are reasonable given the present circumstances of Company, and are valued according to GAAP, at the lower of cost or market on an average cost basis. The Inventories of Company are not subject to consignment or any other arrangement.

Section 3.12    Litigation; Orders. Schedule 3.12 sets forth a true and complete description of all Actions involving Company or any Shareholder (with respect to such Shareholder’s interest in Company) existing at any time during the five (5) year period immediately preceding the date of this Agreement. Except as disclosed on Schedule 3.12, neither Company nor any Shareholder (with respect to such Shareholder’s interest in Company) is a party to or engaged in any Action, and there is no Action (including any workers compensation claims) pending or, to Shareholders’ knowledge, threatened against Company or any Shareholder and to Shareholders’ knowledge, there is no basis in fact for any such Action. Except as disclosed on Schedule 3.12, there are no judgments or outstanding orders, injunctions, decrees, stipulations or awards (whether rendered by a court or administrative agency, or by arbitration) against Company or any Shareholder that would interfere with the conduct of the business of Company as presently conducted or prevent or delay the transactions contemplated in this Agreement.

Section 3.13     Intellectual Property.

(a)     Company owns or possesses or has the right to use pursuant to a valid and enforceable, written license, sublicense, or other Contract all Intellectual Property necessary for the operation of its business as presently conducted, in each case, free and clear of all Liens. Except as disclosed on Schedule 3.13(a), each item of Intellectual Property owned or used by Company immediately prior to the Closing will be owned or available for use by Company on identical terms and conditions immediately subsequent to the Closing. Company has taken all necessary action to maintain and protect each item of Intellectual Property that it owns or uses. All of Company’s Intellectual Property is valid and enforceable.

(b)    Company has not interfered with, infringed upon, misappropriated, or otherwise come into conflict with, and the operation of Company’s business does not interfere with, infringe upon, misappropriate, or otherwise come into conflict with, any Intellectual Property rights of third parties, and to Shareholders’ knowledge there has been no charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation (including any claim that Company must license or refrain from using any Intellectual Property rights of any third party). To Shareholders’ knowledge, no third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of Company.

(c)      Schedule 3.13(c) identifies each United States and foreign patent or registration which has been issued to Company with respect to any Intellectual Property, identifies each United States and foreign pending patent application or application for registration which Company has made with respect to any Intellectual Property, and identifies each license, sublicense, or other Contract which Company has granted to any third party with respect to any Intellectual Property (together with any exceptions). Shareholders and Company have delivered to Buyer correct and complete copies of all such patents, registrations, applications, licenses, sublicenses, and other Contracts (as amended to date) and all other written documentation evidencing ownership and prosecution (if applicable) of each such item. Schedule 3.13(c) also identifies each unregistered trademark, service mark, trade name, corporate name or Internet domain name, each social media account, each Software item (other than Off-the-Shelf Software) and each material unregistered copyright used by Company.

(d)      Schedule 3.13(d) identifies each item of Intellectual Property that any third party owns and that Company uses pursuant to license, sublicense, or other Contract excepting Off-the-Shelf Software. Company has delivered to Buyer correct and complete copies of all such licenses, sublicenses, and other Contracts (as amended to date).

(e)      Except as set forth on Schedule 3.13(e), all Software used by Company: (i) is operative for its intended purpose free of any material defects or deficiencies and does not contain any viruses, worms, Trojan horses or similar programs, (ii) has been upgraded as necessary so that it is fully functional in every material respect on currently available platforms, and (iii) has been maintained by Company in accordance with industry standards in all material respects. Except as set forth on Schedule 3.13(e), no Open Source Software is incorporated (either directly by Company, or indirectly, by the incorporation of third-party Software that itself incorporates Open Source Software) into Software owned by Company or was used to develop such Software. All Software used by Company is sufficient in all material respects for the operation of Company’s business as presently conducted and as presently proposed to be conducted, and Company has purchased a sufficient number of license seats for all Software. Company is in actual possession and control of Company’s source code, object code, code writes, noted documentation, programmers’ notes, source code annotations, user manuals and know-how with respect to all Software owned by Company. Company has not disclosed, and Company is not under any current or future obligation (including any contingent obligation pursuant to an escrow arrangement or otherwise) to disclose, any source code of Company to any Person.

(f)      Company owns or has a valid right to access and use the IT Systems and the IT Systems are adequate for, and operate and perform in all material respects as required in connection with, the operation of Company’s business as presently conducted. All material IT Systems owned by Company are listed on Schedule 3.13(f)(i) and all other material IT Systems are listed on Schedule 3.13(f)(ii) which listing includes a description of the Contract pursuant to which Company has the right to access and use such IT System. Shareholders and Company have delivered to Buyer correct and complete copies of all such Contracts. Except as set forth on Schedule 3.13(f)(iii), no Affiliate of Company, any Shareholder or any Affiliate of any Shareholder (other than Company) has any interest in any IT Systems used by Company and all such IT Systems used by Company can be operated and maintained by Company on a stand-alone basis without any products or services being provided by any Affiliate of Company, any Shareholder or any Affiliate of any Shareholder. Company has taken reasonable measures to maintain the performance and security of the IT Systems and, in the past five (5) years, there have been no failures, breakdowns, continued substandard performance or other adverse events affecting any IT Systems that have caused or could reasonably be expected to result in any material disruption or interruption in or to the use of such IT Systems or the conduct of the business of Company. Company has reasonable back-up and disaster recovery arrangements in the event of a failure of the IT Systems.

(g)     Company owns and has the unrestricted right to use the know-how and trade secrets (including formulas, forms, samples, lists, technical descriptions, drawings, equipment and tools) it needs to operate the business of Company consistent with past practice. Company owns and has the unrestricted right to all inventions and research findings and results of its officers, directors and employees and, with respect to the applicable contracted matters, its independent contractors. To Shareholders’ knowledge, no current or former officer, director, employee, independent contractor or consultant of Company is in violation of such confidential information and invention assignment agreement or any prior employment or proprietary information agreement with any other Person.

Section 3.14     Privacy and Data Security Compliance

(a)      Company is, and at all times since January 1, 2021, has been in compliance in all material respects with all Applicable Privacy and Data Security Requirements, and no written notices have been received by, and no claims, charges or complaints have been made against, Company alleging a violation of any Applicable Privacy and Data Security Requirements, and, to Shareholders’ knowledge, Company is not and has not been subject to any investigation, audit or inquiry with regard to any Applicable Privacy and Data Security Requirements. Company has undertaken administrative, technical, and physical measures as are required to ensure continued compliance with all Applicable Privacy and Data Security Requirements and to protect and maintain the security, integrity and confidential nature of the Personal Information maintained, collected, or received by Company, and has implemented all necessary procedures designed to prevent unauthorized access to Personal Information.

(b)      Company has at all times collected, stored, maintained, used, shared and processed Personal Information in accordance with all Applicable Privacy and Data Security Requirements and taken reasonable steps, in accordance with industry standards to protect against any anticipated or actual threats or hazards to the security or integrity of Personal Information, and from the unauthorized access, disclosure, use or loss of Personal Information. Company does not process credit card transactions.

(c)       Except as set forth on Schedule 3.14(c), Company has not suffered a breach or compromise of Personal Information.

(d)      Company has taken commercially reasonable steps to maintain the safety and security of the IT Systems and prevent any Information Security Incidents and to Shareholders’ knowledge, the IT Systems do not have any material security vulnerabilities and no Information Security Incident has occurred.

(e)    Company has taken, and is currently taking, reasonable measures in accordance with industry standards to detect Information Security Incidents, and maintain and train applicable personnel on policies and procedures to escalate any such Information Security Incidents to the attention of Company’s executives.

(f)      Company has written agreements with each third party service provider (including vendors and marketing partners) or partner receiving or otherwise having access to Personal Information requiring (i) compliance with Applicable Privacy and Data Security Requirements and (ii) the use of commercially reasonable efforts to protect such Personal Information against unauthorized access or use.

(g)    Neither the execution, delivery nor performance of this Agreement nor the consummation of the transactions contemplated hereby will constitute a violation of any Applicable Privacy and Data Security Requirements. Company has the necessary rights to Personal Information to grant the rights and transfers thereof pursuant to this Agreement and the consummation of the transactions contemplated hereby.

(h)     Company maintains records of its customers’ communications preferences, such as opt-ins and opt-outs for various forms of direct marketing, behavioral advertising, and customer tracking, sufficient for Company to honor such preferences and comply with all Applicable Privacy and Data Security Requirements.

(i)      Company is and at all times has been in compliance with Company’s published privacy policies in all material respects. Company’s privacy policies regarding Company’s collection, storage, use and distribution of the Personal Information of visitors to Company’s websites and mobile applications, are and have been posted and accessible to individuals at all relevant times on each of Company’s websites and mobile applications, and all such posted policies are accurate and have not contained any material omissions of Company’s privacy practices or practices concerning the collection, use, storage, registration and disclosure of Personal Information.

Section 3.15     Employment and Labor Matters.

(a)      Schedule 3.15(a) sets forth, with respect to each current employee of Company (collectively, the “Employees”): (i) the name of such Employee, (ii) the date as of which such Employee was originally hired by Company, (iii) whether the Employee is on an active or inactive status, (iv) such Employee’s title, (v) such Employee’s annualized compensation as of the date of this Agreement, including base salary, vacation and/or paid time off accrual amounts, bonus and/or commission potential, severance pay potential, (vi) the full amount of all remuneration paid to each Employee, during the twelve-month period ending December 31, 2025, (vii) classification as exempt or non-exempt for wage and hour purposes, (viii) full time or part time status, (ix) whether such Employee is not fully available to perform work because of a disability or other leave and, if applicable, the basis of such disability or leave and the anticipated date of return to full service and (x) each current Employee Benefit Plan in which such Employee participates.

(b)    Except as specifically identified on Schedule 3.15(b), there are no employment agreements with any employee of Company. Each current employment relationship between Company and its employees is employment at-will, and no employee is employed under a Contract which cannot be terminated by Buyer (i) upon written notice or (ii) without severance obligations.

(c)     Company is not a party to or subject to any collective bargaining agreement or other Contract with a labor union. No work stoppage against Company is pending or, to Shareholders’ knowledge, threatened. Company is not involved in nor, to Shareholders’ knowledge, threatened with any labor dispute, arbitration, lawsuit or administrative proceeding relating to labor matters involving employees of Company (excluding routine workers’ compensation claims).

(d)    Company has complied since January 1, 2021, with and currently is in compliance in all material respects with all applicable Laws pertaining to employment, employment practices and terms of conditions of employment including all Laws relating to labor relations, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages, hours, overtime compensation, child labor, hiring, promotion and termination of employees, working conditions, meal and break periods, privacy, health and safety, workers’ compensation, leaves of absence, and unemployment insurance. All employees of Company classified as exempt under the Fair Labor Standards Act and state and local wage and hour Laws are properly classified. There are no Actions against Company pending, or to Shareholders’ knowledge, threatened to be brought or filed, by or with any Governmental Authority in connection with the employment of any current or former applicant, employee, consultant or independent contractor of Company, including any claim relating to unfair labor practices, employment discrimination, harassment, retaliation, equal pay, wage and hours or any other employment related matter arising under applicable Laws.

(e)     Company has complied since January 1, 2021, with all relevant provisions of the Immigration and Nationality Act, as amended, and the Immigration Reform and Control Act of 1986, as amended (collectively, the “Immigration Act”). Without limiting the foregoing: (i) each “employee” (as that term is defined in the Immigration Act) of Company is permitted to be so employed in the United States under the Immigration Act; (ii) Company has examined (and made copies of, if applicable) the documents presented by such employee to establish appropriate employment eligibility under the Immigration Act; (iii) Company has completed and required each employee to complete a Form I-9 verifying employment eligibility under the Immigration Act; (iv) Company has retained each such respective completed Form I-9 for the length of time required under the Immigration Act; and (v) no monetary penalties have been assessed against Company for violation of the Immigration Act.

(f)     Schedule 3.15(f)(i) sets forth each natural person independent contractor who is currently engaged by or performing services for Company as of the date set forth in the Schedule, along with the position and, as of the most recent practicable date, rate of remuneration for each such independent contractor. All individuals characterized and treated by Company as independent contractors or consultants are properly treated as independent contractors under all applicable Laws. Schedule 3.15(f)(ii) sets forth each Person employed by a temporary employee or employee staffing agency who is currently engaged by or performing services for Company as of the date set forth in the Schedule, along with the position and, as of the most recent practicable date, rate of remuneration for each such independent contractor or worker.

(g)     To the Shareholders’ knowledge, no employee of Company intends to terminate their employment with Company, nor does Company have a present intention to terminate the employment of any employee of Company.

Section 3.16     Employee Benefits.

(a)    Schedule 3.16 lists all compensation and benefit plans, Contracts and other arrangements maintained, sponsored or participated in by Company in effect as of the date hereof including all pension (including all such employee pension benefit plans as defined in Section 3(2) of ERISA), profit-sharing, savings and thrift, fringe benefit, bonus, commission, equity or equity-based compensation, vacation, paid time off, change in control, incentive or deferred compensation, severance pay and medical and life insurance plans and employee welfare benefit plans as defined in Section 3(1) of ERISA that are sponsored by Company and in which any current or former employees, contractors, officers or directors of Company participate (collectively, “Employee Benefit Plans”).

(b)     With respect to each Employee Benefit Plan, Shareholders and Company have delivered to Buyer copies of: (i) all the plan documents, together with all amendments thereto (or, if not reduced to writing, a summary of the material terms thereof), (ii) if applicable, any trust agreements, custodial agreements, insurance policies or Contracts, administrative agreements, and investment management or investment advisory agreements, (iii) the most recently filed Form 5500 series, if applicable, for each Employee Benefit Plan, with schedules attached, (iv) the most recent IRS determination letter (or opinion letter, if applicable) obtained or application for an IRS determination letter submitted with respect to each Employee Benefit Plan intended to be qualified under Section 401(a) of the Code and each related trust intended to be exempt under Section 501(a) of the Code, (v) the most recent summary plan description, employee handbook or similar employee communication, (vi) the three (3) most recent compliance and nondiscrimination tests performed under the Code, as applicable, (vii) the most recent actuarial reports, if applicable, and any non-routine written notices, letters or other correspondence from the IRS, U.S. Department of Labor or any other Governmental Authority relating to such Employee Benefit Plan within the last three (3) years, and (viii) Forms 1094-C and 1095-C for the three (3) previous years.

(c)      As to Employee Benefit Plans sponsored by Company which are “employee pension benefit plans” as defined in Section 3(2) of ERISA, such plans are tax qualified under Section 401(a) of the Code, are not currently under examination by, nor are any matters pending before, the IRS, the Employee Benefits Security Administration or any other Governmental Authority, are not subject to any claim, suit or arbitration (other than routine claims for benefits), are not subject to the minimum funding standards of Code Section 412, are in compliance with and have been administered in accordance with their terms and in compliance with all applicable requirements of Law, including the Code and ERISA, and there have been no prohibited transactions as defined in Code Section 4975 or ERISA Section 406 with respect to such plans which could subject Company to a tax or penalty under Code Section 4975 or ERISA Section 502(i).

(d)      Company has not incurred any Liability under Title IV of ERISA that has or could, after the Closing Date, become a Lien upon any properties or assets of Company pursuant to ERISA Section 4068.

(e)     Company is not and has never been required to contribute to any “multiemployer plan,” as such term is defined in Section 4001(a)(3) of ERISA, in which employees of Company participate.

(f)      Except as set forth in Schedule 3.16(f), no Employee Benefit Plan provides medical, surgical, hospitalization, death or similar benefits (whether or not insured) for employees for periods extending beyond their retirement or other termination of service, other than (i) coverage mandated by COBRA or other applicable Law, or (ii) death benefits under any pension plan.

(g)      Company and any ERISA Affiliates have complied, in all material respects, with the requirements of COBRA.

(h)    Except as set forth on Schedule 3.16(h), the execution of, and performance of this Agreement, and the transactions contemplated hereby, will not (either alone or in conjunction with any other event) constitute an event under any Employee Benefit Plan that will (i) result in any payment becoming due (whether as severance pay, unemployment compensation, golden parachute, or otherwise), (ii) result in any acceleration in the time of payment or vesting of any compensation or benefits with respect to any director, officer, employee, consultant or agent of Company, (iii) increase any benefits otherwise payable, or (iv) result in any lost deduction under Section 280G of the Code, provided that, for purposes of this Section 3.16(h), no action taken by the Buyer or its Affiliates (or Company at Buyer direction) on or following the Closing Date shall be taken into account, other than those actions contemplated by this Agreement.

(i)      Except as otherwise set forth on Schedule 3.16(i), all contributions, premiums, or payments due under or with respect to each Employee Benefit Plan have been paid or will have been paid as of the Closing Date or otherwise accrued.

(j)    For the purposes of this Section 3.16, Company shall include all trades or businesses under common control with Company as provided in the regulations under Code Section 414(c).

Section 3.17    Compliance with Laws. Since January 1, 2021, Company has complied and is currently in compliance, in all material respects, with all applicable Laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of every Governmental Authority having jurisdiction, and, since January 1, 2021, no Action has been filed or commenced against Company alleging any failure so to comply.

Section 3.18     Contracts.

(a)      Schedule 3.18 lists the following Contracts to which Company is a party or is otherwise bound or has rights or receives benefits under (including the title, date and name of the parties to each such Contract):

(i)      any Contract (or group of related Contracts) for the lease or use of equipment or other personal property to or from any Person;

(ii)       any Contract (or group of related Contracts) with a customer of Company listed on Schedule 3.27(a);

(iii)      any Contract (or group of related Contracts) with a supplier of Company listed on Schedule 3.27(b);

(iv)     any other Contract (or group of related Contracts) for the purchase or sale of materials, commodities, supplies, products, equipment, or other personal property, or for the furnishing or receipt of services, the performance of which will extend over a period of more than one year, result in a loss to Company, provide for material discounts or allowances, or involve consideration in excess of $25,000 per year;

(v)        any Contract concerning a partnership or joint venture;

(vi)     any Contract (or group of related Contracts) with respect to any Company Indebtedness or under which Company has imposed a Lien on any of its assets, tangible or intangible;

(vii)     any Contract concerning noncompetition or nonsolicitation, or that contains any covenant that purports to restrict the business activity of Company, grants exclusive rights to any Person, or limits the freedom of Company to engage in any line of business or to compete with any Person;

(viii)    any Contract with any officer, director, shareholder or employee of Company or any Affiliate of such Persons;

(ix)     any profit sharing, stock option, stock purchase, stock appreciation, deferred compensation, severance, or other plan or arrangement for the benefit of its current or former directors, officers or employees;

(x)       any Contract for the employment or other engagement of any individual on a full-time, part-time, consulting, or other basis (including any Contract with any temporary employee or employee staffing agency);

(xi)      any sales representative or agency agreement, brokers agreement or dealer agreement or other Contract relating to the sale or distribution of products or services to or by other Persons;

(xii)     any Contract that (A) provides any customer of Company with pricing, discounts or benefits that change based on the pricing, discounts or benefits offered to other customers of Company, including any Contract containing “most favored nation” provisions or (B) provides any supplier of Company with exclusivity, minimum volume requirements, or any similar requirement;

(xiii)  any Contract that contains any provision(s) requiring Company to indemnify any Person or guaranty any obligations of any third party (other than standard indemnification provisions of general scope that may be contained in Contracts entered into by Company in the Ordinary Course of Business);

(xiv)     any Contract under which Company lends or advances funds to any Person;

(xv)     any Contract for the license of any Intellectual Property and/or IT System to or from Company, excluding Off-the-Shelf Software;

(xvi)     any Government Contract or other Contract with any Governmental Authority;

(xvii)  any equity purchase agreement, asset purchase agreement involving the sale of all or substantially all of a Person’s assets, merger agreement or other acquisition or divestiture Contract to which Company is a party or is otherwise bound and entered into by Company during the past five (5) years;

(xviii)  each Contract for capital expenditures or the acquisition or construction of fixed assets requiring future payments by Company in excess of $25,000;

(xix)    any Contract (i) for the employment of any officer, director or employee of Company with annual compensation (salary and bonus) in excess of $100,000 or (ii) for the engagement of any independent contractor or consultant;

(xx)    each Contract that provides for retention, change in control bonus, severance or other termination payments or benefits, in each case, pursuant to which Company has any unperformed obligations or owes any unpaid amounts; and

(xxi)    any other Contract (or group of related Contracts) the performance of which involves consideration in excess of $50,000.

(b)     Shareholders and Company have delivered to Buyer a true and complete copy of each written Contract (as amended to date) listed in Schedule 3.18 and a written summary setting forth the terms and conditions of each oral Contract referred to in Schedule 3.18. With respect to each such Contract: (i) the Contract is legal, valid, binding, enforceable, and in full force and effect, except as such enforceability may be limited by Laws affecting creditors’ rights generally and by general principles of equity; (ii) Company has fulfilled all of its obligations under the Contract; (iii) except as set forth on Schedule 3.18 and subject to the qualifications set forth in the preceding clause (i), the Contract will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby; (iv) neither Company nor, to Shareholders’ knowledge, any other Person is in breach or default, or has alleged a breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default, or permit termination, modification, or acceleration, under the Contract; and (v) no Person has repudiated any provision of the Contract. There have been no material disputes under any such Contract in the last twelve (12) months.

Section 3.19    Licenses. Company possesses or has been granted all Licenses necessary for the conduct of Company’s business as presently conducted, including all Licenses necessary for the ownership, use, development, maintenance or operation of any properties or assets of Company, and all such Licenses are listed on Schedule 3.19. Except as noted on Schedule 3.19, all such Licenses are in full force and effect. Except as noted on Schedule 3.19, no Action is pending or, to Shareholders’ knowledge, threatened seeking the termination, revocation, modification, limitation or impairment of any License. Except as set forth on Schedule 3.19, the execution, delivery and performance of this Agreement, the other agreements contemplated hereby, and the consummation of the transactions contemplated hereby and thereby will not result in the revocation, suspension, limitation or adverse modification of any such Licenses.

Section 3.20     Environmental Matters. Except as set forth in Schedule 3.20:

(a)     Company at all times has complied with and currently is in compliance in all material respects with all Environmental, Health, and Safety Laws.

(b)     The business of Company has been conducted by Company, and the condition of the properties and assets owned by Company or used by it in its business is, and at all times has been, in compliance with all requirements of all Environmental, Health, and Safety Laws.

(c)     Schedule 3.20 contains a listing of all data, test results, environmental site assessments, compliance audits, notices of violation, consent orders and other material environmental reports or correspondence received by Company (copies of all of which have been provided to Buyer) regarding any Hazardous Substances which either in the past were or at present are located at, or emanating from any portion of the Owned Real Property or any real property previously owned or operated by Company.

(d)    Without limiting the generality of the foregoing, Company has obtained, currently possesses and is and has been in compliance with, all terms and conditions of all Licenses that are required pursuant to applicable Environmental, Health, and Safety Laws for the occupation of the Owned Real Property, the ownership and use of its other properties and assets and otherwise for the conduct of its business, and all such Licenses will remain in full force and effect on and after the Closing Date without further action by any Person, all of which Licenses are listed on Schedule 3.20.

(e)     Company has not received any written or oral notice, report or other information alleging that the operation of its business or condition of its properties or assets is in violation of any of the Environmental, Health, and Safety Laws, or that Company has any Liabilities or potential Liabilities, including any investigatory, remedial or corrective obligations, relating to Company or its facilities arising under Environmental, Health, and Safety Laws;

(f)      None of the following exists at, on, in or under any portion of the Owned Real Property or any other property or facility owned or operated now or in the past by Company: (i) underground storage tanks, (ii) asbestos-containing material in any form or condition requiring abatement under Environmental, Health and Safety Laws, (iii) polychlorinated biphenyls, or (iv) landfills, surface impoundments, or disposal areas.

(g)      Company has not treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, or released any substance, including any Hazardous Substance, exposed any employee or other individual to any substance or condition, or owned or operated any property or facility (and no such property or facility is contaminated by any such substance) in a manner that has given or would give rise to Liabilities, including any Liability for investigatory or response costs, corrective action costs, personal injury, property damage, fines, or penalties, natural resources damages or attorney fees, pursuant to any Environmental, Health, and Safety Laws.

(h)      Company has not, either expressly or by operation of law, assumed or undertaken any Liability, including any obligation for corrective or remedial action, of any other Person relating to Environmental, Health, and Safety Laws.

(i)      No facts, events or conditions relating to the Owned Real Property or relating to past or present facilities, properties or operations of Company, in each case existing as of the Closing Date, will prevent, hinder or limit continued compliance with Environmental, Health, and Safety Laws, give rise to any investigatory, remedial or corrective obligations pursuant to Environmental, Health, and Safety Laws, or give rise to any other Liabilities pursuant to Environmental, Health, and Safety Laws, including any relating to onsite or offsite releases or threatened releases of hazardous materials, substances or wastes, personal injury, property damage or natural resources damage.

Section 3.21     Taxes.

(a)      Company has duly filed all Returns required to be filed by Company. All such Returns are true and correct in all material respects, and all Taxes (whether or not shown on any Return) due in connection with such Returns or otherwise due have been paid in full or provision for their payment has been made in the Most Recent Financial Statements. The reserves for Taxes reflected in the Most Recent Financial Statements are adequate for the payment of all Taxes of Company due or to become due in respect of all periods through the date of the Most Recent Financial Statements.

(b)     None of the properties or assets of Company is encumbered by any Liens arising out of any unpaid Taxes (except for Taxes that are not yet due and payable) and to Shareholders’ knowledge there are no grounds for the assertion or assessment of any Liens against any of the properties or assets of Company in respect of any Taxes (other than Liens for Taxes, if payment thereof is not yet due).

(c)     There is no Action for assessment or collection, pending or, to Shareholders’ knowledge, threatened, by, or present dispute with, the United States or any other Taxing Authority for assessment or collection from Company of any Taxes of any nature (or any Shareholder with respect to Tax matters relating to Company).

(d)     No issue has been raised by any Taxing Authority in connection with an audit or examination of any Return, which if raised with regard to any other Return not so audited or examined, would reasonably be expected to result in a proposed deficiency with respect to the period covered by such other Return. No Taxing Authority in a jurisdiction where Company does not file Returns has made a claim, assertion or threat that Company is or may be subject to taxation in such jurisdiction.

(e)    Company has properly claimed any Tax incentives, credits, abatements, or exemptions that it has been granted by a Taxing Authority, and Company is and at all times has been in compliance with the terms and conditions of any such Tax incentives, credits, abatements, or exemptions.

(f)      Company has collected and remitted all applicable sales and use taxes in all jurisdictions where such taxes were required to be collected and remitted. To the extent Company has not collected sales or use taxes, Company has been furnished properly completed exemption certificates in respect of which adequate records have been maintained.

(g)     All Taxes that Company has been required to collect or withhold for, including any employee, independent contractor, creditor, equityholder or other Person, have been duly withheld or collected and, to the extent required, have been paid to the proper Taxing Authority. Company has not received any reports or other written assertions by agents of any Taxing Authority of any deficiencies or other Liabilities for Taxes with respect to taxable periods for which the limitations period has not run. Company has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(h)      Neither Company nor any Shareholder is a “foreign person” within the meaning of Code Section 1445(f)(3).

(i)     There is no Contract, plan or arrangement covering any employee or former employee or independent contractor or former independent contractor of Company that, individually or collectively, could give rise to a (or already has resulted in a) payment by Company (or the provision by Company of any other benefit such as accelerated vesting) that would not be deductible by reason of Code Section 280G or subject to an excise Tax under Code Section 4999. Company does not have any indemnity obligation for any excise Taxes imposed under Code Section 4999.

(j)      No “nonqualified deferred compensation plans” within the meaning of Code Section 409A of Company will result in a participant’s incurring income acceleration or penalties under Code Section 409A. Company does not have any indemnity obligation for any Taxes imposed under Code Section 409A.

(k)      Company is not, and has not within the past six (6) years been, a party to or bound by any Tax indemnity agreement, Tax sharing agreement, Tax allocation agreement, or similar Contract, and Company has no Liability to any other Person under any such Contract.

(l)      Company has not received notice of any, and to the Shareholders’ knowledge there are no, special assessments affecting the Owned Real Property and no Taxing Authority has asserted any Tax deficiency, lien or assessment against the Owned Real Property which has not been paid or the payment for which adequate provision has not been made, other than current real estate Taxes which shall be paid by Company at or prior to the Closing. The Owned Real Property is not subject to any Tax abatements, including abatements as qualified agriculture property.

(m)     Company has not extended, deferred, or delayed the payment of any Taxes under the CARES Act or otherwise as a result of COVID-19.

Section 3.22      Accounts Receivable and Accounts Payable.

(a)      All accounts receivable of Company are reflected properly on its books and records, are valid obligations arising from bona fide sales actually made or services actually performed in the Ordinary Course of Business, are subject to no setoffs, counterclaims or disputes, and are current and collectible in accordance with their terms at their recorded amounts, subject only to the reserve for bad debts set forth in the Most Recent Financial Statements. Schedule 3.22(a) is a true and correct detailed listing of all of the accounts receivable of Company as of the close of business on the day three Business Days prior to the Closing, which listing sets forth the book value of the accounts receivable determined in accordance with GAAP, showing separately those receivables that as of such date had been outstanding (i) current, (ii) 1-30 days, (iii) 31-60 days, (iv) 61-90 days and (v) more than 90 days.

(b)      All accounts payable of Company are reflected properly on its books and records, are valid obligations arising from bona fide purchases actually made or services actually obtained in the Ordinary Course of Business and are current and payment thereof has not been deferred. Schedule 3.22(b) is a true and correct detailed listing of all of the accounts payable of Company as of the close of business on the day three Business Days prior to the Closing which listing sets forth the book value of the accounts payable determined in accordance with the GAAP, showing separately those payables that as of such date had been outstanding (i) current, (ii) 1-30 days, (iii) 31-60 days, (iv) 61-90 days and (v) more than 90 days.

Section 3.23    Insurance. Schedule 3.23 sets forth the following information with respect to each insurance policy (including policies providing property, casualty, liability, and workers’ compensation coverage and bond and surety arrangements) maintained by Company as of the Closing Date: the name of the insurer, the name of the policyholder, the policy number and the period of coverage, the type and scope of coverage (including an indication of whether the coverage is on a claims made, occurrence or other basis), and a description of any retroactive premium adjustments or other loss-sharing arrangements. Except as disclosed on Schedule 3.23, with respect to each such insurance policy: (i) the policy is legal, valid, binding, enforceable, and in full force and effect; (ii) the consummation of the transactions contemplated hereby will not cause the policy to cease to be legal, valid, binding, enforceable, and in full force and effect on identical terms immediately following; (iii) neither Company nor, to Shareholders’ knowledge, any other party to the policy is in breach or default (including with respect to the payment of premiums or the giving of notices), and, to Shareholders’ knowledge, no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination, modification, or acceleration, under the policy; and (iv) no party to the policy has repudiated any provision thereof. Such insurance policies are sufficient for compliance with all requirements of Law and of all Contracts to which Company is a party and insure Company’s business against such casualties and contingencies in such amounts, types and forms as are appropriate for Company’s business and as are usual and customary in the industry of which it is a part. Except as set forth on Schedule 3.23, there are no outstanding claims by Company under any such insurance policies. Company has not been refused any insurance nor has Company’s coverage been limited by any insurance carrier to which it has applied for any insurance or with which it has carried insurance during the last three (3) years. Company has timely and duly given all notices required to have been given to any insurance company, and no insurance company has asserted in writing that any claim by Company is not covered by the applicable policy relating to such claim. Schedule 3.23 describes any self-insurance arrangements affecting Company.

Section 3.24    Product and Service Warranty. Since January 1, 2021, each product designed, manufactured, assembled, sold, leased or delivered or service provided by Company has been in material conformity with all applicable contractual commitments and all applicable express and implied warranties, and Company does not have any Liability (and there is no basis for any Action against Company giving rise to any Liability) for replacement or repair thereof or the provision of additional products or services or other damages in connection therewith. Schedule 3.24(b) lists all payments made, credits issued and discounts granted by Company or any of its Affiliates since January 1, 2021 with respect to actual or alleged defective or nonconforming products or services of Company, including as a result of product or service warranties, guaranty or indemnity obligations, product liability or product recalls.

Section 3.25    Product Liability. Company does not have any Liability (and to Shareholders’ knowledge there is no basis for any Action against Company giving rise to any Liability) arising out of any injury to individuals or property as a result of the ownership, possession, or use of any product designed, manufactured, assembled, sold, leased, or delivered by Company.

Section 3.26    Related Party Transactions. Except as set forth on Schedule 3.26, and other than accrued but unpaid salary due from the end of the last pay period, routine employee benefits, and ordinary course business expense reimbursement, there are no amounts owing from Company to any present or former shareholder, officer, director or employee of Company or any of their respective Affiliates, nor are there any amounts owing from any such Person to Company, nor have there been during the past twelve (12) months, nor are there currently pending, any transactions between Company and any such Person. Except as set forth on Schedule 3.26, no present or former shareholder, officer, director or employee of Company or any of their respective Affiliates, has been involved in any business agreement, arrangement or relationship with Company (expressly excluding employment Contracts disclosed on Schedule 3.18) within the past twelve (12) months (the “Related Party Agreements”), and no present or former shareholder, officer, director or employee of Company or any of their respective Affiliates owns any asset, tangible or intangible, that is used in Company’s business.

Section 3.27    Customers and Suppliers. Schedule 3.27(a) lists the top ten (10) customers of Company for each of the two (2) most recent fiscal years and for the current fiscal year and sets forth opposite the name of each such customer the dollar amount and percentage of net sales of Company attributable to such customer. Schedule 3.27(b) lists the top ten (10) suppliers to Company for each of the two (2) most recent fiscal years and for the current fiscal year and sets forth opposite the name of each such supplier the dollar amount of purchases attributable to such supplier. During the two (2) most recent fiscal years and since the Most Recent Fiscal Year End, no supplier identified on Schedule 3.27(b) has indicated to Company or any Shareholder that it will stop, or materially decrease the rate of, supplying materials, products or services to Company or has requested a material price increase or other concessions from Company. During the two (2) most recent fiscal years and since the Most Recent Fiscal Year End, no customer identified on Schedule 3.27(a) has indicated to Company or any Shareholder that it will stop, or materially decrease the rate of, purchasing materials, products or services from Company, has requested a material price reduction or other concessions from Company, or has indicated that it will otherwise market test, re-source or in-source, re-price, re-bid, conduct a cost analysis of or fulfill through other means any material amount of such customer’s business with Company. Except as set forth on Schedule 3.27(c), there are no outstanding or accrued discounts, rebates, incentives, price givebacks, customer deductions, or similar price reduction programs in effect or scheduled to be in effect with respect to any customer of Company.

Section 3.28     Directors and Officers; Bank Accounts; Powers of Attorney contains a complete and accurate list of (a) all directors and officers of Company, (b) all bank accounts, brokerage accounts, securities accounts, lock boxes and safe deposit boxes used in the conduct of the business of Company (including the name of the bank or other institution where such account or box is located, account number, and the name of each authorized signatory thereto) and the cash balance in each such account or box as of the Most Recent Fiscal Month End, and (c) the name and address of each Person who has a power of attorney to act on behalf of Company or the business of Company.

Section 3.29    Anti-Bribery; Anti-Corruption. Neither Company nor any representative of Company has, to obtain or retain business, directly or indirectly offered, paid or promised to pay, or authorized the payment of, any money or other thing of value (including any fee, gift, sample, travel expense or entertainment with a value in excess of Fifty Dollars ($50.00) in the aggregate to any one individual in any year) to: (a) any Person who is an official, officer, agent, employee or representative of any Governmental Authority or of any existing or prospective customer (whether government owned or nongovernment owned); (b) any political party or official thereof; (c) any candidate for political or political party office; or (d) any other Person; while knowing or having reason to believe that all or any portion of such money or thing of value would be offered, given, or promised, directly or indirectly, to any such official, officer, agent, employee, representative, political party, political party official, candidate, individual, or any entity affiliated with such customer, political party or official or political office.

Section 3.30    Brokers, Finders, Etc. Except as set forth on Schedule 3.30, neither Company nor any Shareholder has employed any broker or finder, or incurred any Liability for a brokerage fee, commission or finder’s fee in connection with the transactions contemplated by this Agreement.

Section 3.31    CARES Act Programs. The only CARES Act stimulus or relief programs (the “CARES Act Programs”) in which Company or MCM has participated were (i) the Employee Retention Credit and (ii) the PPP, pursuant to which MCM received the PPP Loan. All Indebtedness with respect to the PPP Loan has been forgiven. The proceeds of the PPP Loan were not used by MCM in violation of the CARES Act. Company has maintained accounting and other records relating to the PPP Loan and the use thereof that comply with the CARES Act (including records that track the costs and other expenses for which the proceeds of the PPP Loan have been used). Except for the PPP Loan and the Employee Retention Credit, neither Company nor MCM has participated in any CARES Act Program, including, without limitation: (a) deferring payment of the employer portion of the United States Federal Insurance Contributions Act, as amended (FICA), and Medicare Tax pursuant to Section 2302 of the CARES Act; or (b) having employees teleworking from a state other than their regular work location on a regular and consistent basis as part of any COVID-19 Measure.

Section 3.32     EXCLUSIVITY OF REPRESENTATIONS AND WARRANTIES.

(a)   NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO BUYER OR ITS AFFILIATES, OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, ADVISORS, OR REPRESENTATIVES OF ANY DOCUMENTATION, PROJECTIONS, FORECASTS, BUSINESS PLANS, BUDGETS, ESTIMATES, MANAGEMENT PRESENTATIONS, DATA ROOM MATERIALS, DUE DILIGENCE RESPONSES, OR OTHER INFORMATION OR SUPPLEMENTAL DATA OF ANY KIND, AND NOTWITHSTANDING ANY STATEMENT, REPRESENTATION, OR OMISSION MADE OR FAILED TO BE MADE IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS AGREEMENT, THE ANCILLARY AGREEMENTS, AND ANY CERTIFICATE OR OTHER INSTRUMENT DELIVERED BY SHAREHOLDERS OR COMPANY PURSUANT TO THIS AGREEMENT, NEITHER SHAREHOLDERS NOR COMPANY NOR ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES MAKES, AND SHAREHOLDERS AND COMPANY EXPRESSLY DISCLAIM, ANY OTHER REPRESENTATION OR WARRANTY OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY (INCLUDING ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE).

(b)     BUYER ACKNOWLEDGES AND AGREES THAT IT IS NOT RELYING ON, AND HAS NOT RELIED ON, ANY REPRESENTATION, WARRANTY, STATEMENT, OR INFORMATION OF ANY KIND OTHER THAN THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS AGREEMENT, THE ANCILLARY AGREEMENTS, AND ANY CERTIFICATE OR OTHER INSTRUMENT DELIVERED BY SHAREHOLDERS OR COMPANY PURSUANT TO THIS AGREEMENT.

(c)      NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS SECTION 3.32, NOTHING IN THIS SECTION 3.32 SHALL LIMIT A CLAIM AGAINST A SHAREHOLDER FOR FRAUD IN THE MAKING OF THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS AGREEMENT, THE ANCILLARY AGREEMENTS AND ANY CERTIFICATE OR OTHER INSTRUMENT DELIVERED BY SHAREHOLDERS OR COMPANY PURSUANT TO THIS AGREEMENT.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES REGARDING THE SHAREHOLDERS

Each Shareholder, severally as to itself and not jointly, hereby represents and warrants to the Buyer that the following representations and warranties are true and correct as of the Closing:

Section 4.1   Authorization. Such Shareholder has full power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Ancillary Agreements, the performance of such Shareholder’s obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary proceedings on the part of such Shareholder. This Agreement and the Ancillary Agreements to which such Shareholder is a party have been duly executed and delivered by such Shareholder and constitute the legal, valid and binding obligations of such Shareholder, enforceable against such Shareholder in accordance with their terms, except as limited by Laws affecting the enforcement of creditors’ rights generally or by general equitable principles.

Section 4.2      No Conflict. The execution, delivery and performance of this Agreement and the Ancillary Agreements, the consummation of the transactions contemplated hereby and thereby and the compliance with the terms of this Agreement and the Ancillary Agreements do not and will not: (a) conflict with, result in a breach of any provision of, constitute a default under, result in the modification or cancellation of, or give rise to any right of termination or acceleration in respect of, any Contract of any kind to which such Shareholder is a party or to which such Shareholder or any of its property is subject; (b) result in the creation of any Lien upon, or any Person obtaining the right to acquire any properties, assets or rights of such Shareholder; (c) violate or conflict with any Law to which such Shareholder or any of its property is subject; (d) require such Shareholder to obtain any authorization, consent, order, permit or approval of, or make any notice to, or filing, registration or qualification with, any Governmental Authority; or (e) if applicable, conflict with or result in any breach of any of the provisions of the Organizational Documents of such Shareholder.

Section 4.3       Title to Shares. Such Shareholder has, and upon Closing Buyer will acquire, good, valid and marketable title to Shareholder’s Shares, free and clear of any and all Liens other than any Liens imposed by Applicable Law related to securities or Liens ongoing by or through the Buyer.

Section 4.4    EXCLUSIVITY OF REPRESENTATIONS AND WARRANTIES. NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO BUYER OR ITS OFFICERS, DIRECTORS, EMPLOYEES, AGENTS OR REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION (INCLUDING ANY FINANCIAL PROJECTIONS OR OTHER SUPPLEMENTAL DATA), EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, THE ANCILLARY AGREEMENTS AND ANY CERTIFICATE OR OTHER INSTRUMENT DELIVERED BY SHAREHOLDERS PURSUANT TO THIS AGREEMENT, SHAREHOLDERS EXPRESSLY DISCLAIM ANY OTHER REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED. NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS SECTION 4.4, NOTHING IN THIS SECTION 4.4 SHALL LIMIT A CLAIM AGAINST A SHAREHOLDER FOR FRAUD IN THE MAKING OF THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS AGREEMENT, THE ANCILLARY AGREEMENTS AND ANY CERTIFICATE OR OTHER INSTRUMENT DELIVERED BY SHAREHOLDERS OR COMPANY PURSUANT TO THIS AGREEMENT; PROVIDED THAT NO SHAREHOLDER SHALL HAVE ANY LIABILITY FOR THE FRAUD OF ANY OTHER SHAREHOLDER IN THE MAKING OF THE REPRESENTATIONS AND WARRANTIES UNDER THIS ARTICLE IV.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to Shareholders that the following representations and warranties are true and correct as of the Closing:

Section 5.1    Organization; Authorization; Etc. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Buyer has full corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Ancillary Agreements to which it is a party, the performance of Buyer’s obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate proceedings on the part of Buyer. This Agreement and the Ancillary Agreements to which Buyer is a party have been duly executed and delivered by Buyer and constitute the legal, valid and binding obligations of Buyer, enforceable against Buyer in accordance with their terms.

Section 5.2    No Conflict. The execution, delivery and performance of this Agreement and the Ancillary Agreements to which Buyer is a party and the consummation of the transactions contemplated hereby and thereby will not (a) conflict with, result in a breach of any provision of, constitute a default under, result in the modification or cancellation of, or give rise to any right of termination or acceleration in respect of, any Contract of any kind to which Buyer is a party or to which Buyer or any of its property is subject; (b) violate or conflict with any Law to which Buyer or any of its property is subject; (c) require Buyer to obtain any authorization, consent, order, permit or approval of, or make any notice to, or filing, registration or qualification with, any Governmental Authority; or (d) conflict with or result in any breach of any of the provisions of any Organizational Documents of Buyer.

Section 5.3    Brokers, Finders, Etc. Buyer has not employed any broker or finder, or incurred any Liability for a brokerage fee, commission or finder’s fee in connection with the transactions contemplated by this Agreement.

Section 5.4    Investment. Buyer is not acquiring the Shares with a view to or for sale in connection with any distribution thereof within the meaning of the Securities Act of 1933, as amended.

Section 5.5     Credit Agreement. Buyer has delivered to Shareholder Representative a true and complete copy of the Credit Agreement and all amendments thereto, in each case exclusive of the schedules to such Credit Agreement or amendments, as of the date hereof.

Section 5.6  EXCLUSIVITY OF REPRESENTATIONS AND WARRANTIES NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO SHAREHOLDERS, COMPANY OR THEIR AGENTS OR REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION (INCLUDING ANY FINANCIAL PROJECTIONS OR OTHER SUPPLEMENTAL DATA), EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, THE ANCILLARY AGREEMENTS AND ANY CERTIFICATE OR OTHER INSTRUMENT DELIVERED BY BUYER PURSUANT TO THIS AGREEMENT, BUYER EXPRESSLY DISCLAIMS ANY OTHER REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED. NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS SECTION 5.6, CLAIMS AGAINST BUYER OR ANY OTHER PERSON SHALL NOT BE LIMITED IN ANY RESPECT IN THE EVENT OF FRAUD.

ARTICLE VI
COVENANTS OF THE PARTIES

Section 6.1    Public Announcements. No Shareholder shall issue, or permit any agent or Affiliate to issue, any press releases or otherwise make, or permit any agent or Affiliate to make, any public statements or disclosures with respect to this Agreement or the transactions contemplated hereby. Buyer and its Affiliates (including Company) will have the exclusive right to freely disclose information with respect to this Agreement and the transactions contemplated hereby at such time(s) and in such manner as Buyer or its Affiliates shall determine in its or their sole and absolute discretion. Notwithstanding the foregoing, Buyer and its Affiliates (including Company) shall not disclose the individual consideration received by any Shareholder under this Agreement except to the extent required by applicable Law.

Section 6.2    Closing Deliveries. At Closing, each Shareholder, Company and Buyer shall execute and deliver, or cause to be executed and delivered, the applicable documents referenced in Sections 2.3 and 2.4.

Section 6.3     Further Assurances. Each Shareholder and Buyer agrees that, from time to time for a reasonable period after the Closing, each of them will, and will cause their employees and Affiliates to, execute and deliver such further instruments and promptly take such other action as may be reasonably requested by the other party to carry out the purposes and intents of this Agreement and the transactions contemplated hereby.

Section 6.5    D&O Policy. Prior to the Closing Date but effective as of the Closing, Company shall have purchased a six (6) year prepaid, irrevocable policy for directors’, officers’ and employees’ liability insurance with a coverage period ending not prior to the six (6) year anniversary after the Closing Date, covering those Persons who are covered by Company’s directors’, officers’ and employees’ liability insurance policy immediately prior to the Closing in an amount and on terms no less favorable than coverage under such policies in effect immediately prior to the Closing, and with the same or better credit rating as Company’s insurance carrier with respect to directors’, officers’ and employees’ liability insurance immediately prior to the Closing (“D&O Policy”). The cost and related expenses of procuring the D&O Policy shall be included in Company Transaction Expenses.

Section 6.6      Shareholder Release

(a)    Except with respect to a Shareholder’s rights arising under this Agreement or any Ancillary Agreement, each Shareholder, on behalf of such Shareholder and each of such Shareholder’s heirs, administrators, representatives, predecessors, successors and assigns (collectively, the “Releasing Parties”), hereby releases and discharges Company and its Affiliates and each of their respective former, current and future direct or indirect shareholders, officers, directors, employees, managers, partners, agents, successors and assigns (collectively, the “Released Parties”) from any and all obligations (including indemnification obligations) and claims, known and unknown, that have accrued or may accrue and that relate to acts or omissions prior to the Closing, including any and all Losses, whether such obligations, claims or Losses arise in tort, Contract or under statute, including obligations, claims or Losses (a) arising under any Organizational Documents of Company, any Contract or any other legal requirements and (b) relating to actions or omissions of Company, or any acts or omissions of the directors, officers, shareholders, equity holders or employees (former or present) of Company, including those committed while serving in their capacity as directors, officers, shareholders, equity holders, employees or similar capacities of Company, and including in each case any and all claims that such Releasing Party does not know or suspect to exist in its favor as of the date of this Agreement (the “Released Claims”). Notwithstanding the foregoing, no Shareholder releases any other Shareholder from their respective obligations under the Contribution Agreement among Shareholders as of even date herewith or any acts or omissions not related to Company.

(b)    Each Shareholder, for itself and its Releasing Parties, irrevocably covenants to refrain from, directly or indirectly, asserting any claim or demand, or commencing, instituting or causing to be commenced, any Action of any kind against any Released Party, based on any Released Claim.

(c)   THE RELEASES CONTAINED IN THIS SECTION 6.6 APPLY TO ALL RELEASED CLAIMS, AND EACH RELEASING PARTY HEREBY WAIVES THE BENEFITS OF ANY LAWS (INCLUDING PRINCIPLES OF COMMON LAW) OF ANY STATE OR TERRITORY OR OTHER JURISDICTION OF THE UNITED STATES OR OF ANY JURISDICTION OUTSIDE OF THE UNITED STATES THAT PROVIDES THAT A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN THE CREDITOR’S FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY THE CREDITOR MUST HAVE MATERIALLY AFFECTED THE CREDITOR’S SETTLEMENT WITH THE DEBTOR.

Section 6.7      Tax Matters.

(a)     Tax Indemnification. Shareholders shall be jointly and severally liable for and shall jointly and severally indemnify and hold harmless the Buyer Indemnified Parties from and against any and all Losses incurred by or asserted against any of the Buyer Indemnified Parties in connection with or arising from (i) any Taxes of Company for all taxable periods ending on or before the Closing Date and the portion of any Straddle Period through the Closing Date (“Pre-Closing Tax Period”); (ii) all Taxes of any other Person that Company is liable for as a result of joint and several liability, transferee liability, successor liability, or a contractual obligation, in each case, that is attributable to a Pre-Closing Tax Period; (iii) any costs and expenses of preparing, filing or defending any Return of or with respect to Company for any Pre-Closing Tax Period (including such costs and expenses of any Return allocable to the portion of any Straddle Period ending on the Closing Date); (iv) without limiting any of the foregoing, Taxes related to or arising from any denial, disallowance, recapture, adjustment or redetermination of, or Action involving, any Employee Retention Credit (or similar Tax credits) claimed by or with respect to Company; and (v) any and all transfer Taxes imposed on any Buyer Indemnified Party as a result of any transaction contemplated by this Agreement. Any payment made pursuant to this Section 6.7(a) shall be treated by Shareholders and Buyer as an adjustment to the Estimated Purchase Price (or Final Purchase Price, if applicable), and Shareholders and Buyer agree not to take any position inconsistent therewith for any purpose.

(b)      Liability for Pre-Closing Taxes. In determining Shareholders’ requirement to indemnify for Taxes under Section 6.7(a):

(i)        Intentionally deleted;

(ii)     In the case of Taxes (other than transfer Taxes) that are payable with respect to any taxable period that includes (but does not end on) the Closing Date (a “Straddle Period”), the portion of any such Tax that is attributable to the portion of the Straddle Period ending on the Closing Date shall be: (A) in the case of any Taxes based on or measured by income or receipts of Company for the Pre-Closing Tax Period, determined based on an interim closing of the books and records as of the close of business on the Closing Date and (B) in the case of other Taxes of Company, the amount of such Tax for the entire Straddle Period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the total number of days in the Straddle Period. For purposes of clause (A), any item determined on an annual or periodic basis (including amortization and depreciation deductions and the effects of graduated rates) shall be allocated to the portion of the Straddle Period ending on the Closing Date based on the relative number of days in such portion of the Straddle Period as compared to the number of days in the entire Straddle Period.

(c)     Termination of Tax Sharing Agreements. Except as otherwise provided in this Section 6.7, all Tax sharing agreements, arrangements, policies and guidelines, formal or informal, express or implied, that may exist between Company, on the one hand, and any Shareholder or its Affiliates, on the other hand, and all obligations thereunder shall terminate as of the Closing, and Company shall not have any liability thereunder for any and all amounts due in respect of periods prior to the Closing.

(d)      Preparation of Pre-Closing Returns. Shareholders shall prepare and timely file all pre-closing Returns which are required for Company (the “Pre-Closing Returns”) due on or prior to the Closing Date, in accordance with existing procedures and practices with respect to the treatment of specific items on the Returns, and shall timely remit, or cause to be remitted, to the appropriate Governmental Authority all Taxes reflected on such Pre-Closing Returns.

(e)     Preparation of Post-Closing Returns. To the extent not filed prior to the Closing, Shareholders shall prepare or cause to be prepared, for timely filing by Company, all Returns of Company for any Pre-Closing Tax Period, the due date of which (taking into account extensions of time to file) is after the Closing Date. Shareholder Representative shall provide a copy of each such Return to Buyer for Buyer’s review and comment not later than thirty (30) days prior to the deadline for filing each such Return and shall consider any reasonable and timely comments from Buyer. Such Returns shall be prepared on a basis consistent with existing procedures for preparing such Returns and in a manner consistent with prior practice with respect to the treatment of specific items on the Returns, unless such treatment does not have sufficient legal support to avoid the imposition of penalties, fines, or similar amounts. In the event Shareholders are liable under Section 6.7(a) hereof for Taxes due in connection with any Return filed after the Closing Date, Shareholders shall pay the amount of such Liability to Buyer immediately upon request or at least three (3) Business Days prior to the filing of such Returns, whichever is later. For the avoidance of doubt, all management bonuses, phantom equity plans, Company Transaction Expenses and other transaction costs accrued by Company on or before the Closing Date shall be included in the Pre-Closing Tax Period.

(f)     Tax Cooperation. Each party shall cooperate with the other as reasonably requested in connection with any Tax filing, investigation, audit or other proceeding. The parties shall preserve and cause to be preserved all information, returns, books, records and documents relating to any Liabilities for Taxes with respect to a taxable period until the later of the expiration of all applicable statutes of limitation and extensions thereof, or the conclusion of all litigation with respect to Taxes for such period.

(g)     Audits. Notwithstanding any other provisions hereof, if, after the Closing Date, any Buyer Indemnified Party receives any notice, letter, correspondence, claim or decree relating to Taxes for any Pre-Closing Tax Period from any Taxing Authority (“Tax Notice”), upon receipt of such Tax Notice, Buyer shall promptly deliver such Tax Notice to Shareholder Representative; provided, however, that the failure of Buyer to promptly provide the Tax Notice to Shareholder Representative shall not affect the indemnification rights of any Buyer Indemnified Party pursuant to this Section 6.7, except to the extent that Shareholders are actually prejudiced by Buyer’s failure to deliver such Tax Notice. Notwithstanding any provision of Article VI to the contrary, Buyer shall have the right to handle, defend, conduct and control any Tax audit or other proceeding involving Company that relates to such Tax Notice, but Shareholder Representative shall have the right to participate in such Tax audit or proceeding at Shareholder Representative’s expense; including with respect to any disputes related to an Employee Retention Credit (or similar Tax benefit under the CARES Act) or similar program or Law. At the request of Shareholder Representative, Buyer and Company shall resolve and settle any issue related to Taxes for any Pre-Closing Tax Period on terms acceptable to Shareholder Representative and the applicable Governmental Authority provided that (i) Shareholders shall have paid to Company or Buyer prior to entering into the settlement or other resolution all Taxes (and other amounts) that Shareholders are liable for under this Agreement as a result of such settlement or other resolution; and (ii) the settlement or other resolution could not result in any Buyer Indemnified Party paying any Taxes (or other amounts) that Shareholders are not required to fully indemnify the Buyer Indemnified Parties for under this Agreement.

(h)      Employee Retention Credit Escrow.

(i)      The Employee Retention Credit Escrow Amount shall be released as follows: (i) on October 31, 2028 (the “First ERC Release Date”) the parties shall instruct the Escrow Agent to release Six Hundred Thirty-Nine Thousand Sixty-Nine and 69/100 U.S. Dollars ($639,069.69) of the Employee Retention Credit Escrow Amount, representing the Employee Retention Credits claimed by Company for the second, third and fourth calendar quarters of 2020 and (ii) on December 2, 2030 (the “Second ERC Release Date”, the First ERC Release Date and the Second ERC Release Date referred to generally as the “ERC Release Date”), the parties shall instruct the Escrow Agent to release the balance of the Employee Retention Credit Escrow Amount, representing the Employee Retention Credits claimed by Company for the first and second calendar quarters of 2021, provided, however that (A) if an ERC Notice (as defined below) has been provided to Shareholder Representative with respect to Employee Retention Credits related to the applicable ERC Release Date, the amount related to such ERC Release Date will be held in escrow until the challenge specified in such ERC Notice is resolved and (B) the existence of any pending audit, examination, inquiry, review or redetermination by the IRS shall be deemed sufficient grounds to continue such escrow.

(ii)      If any amount of any Employee Retention Credit received by Company is subsequently challenged or disallowed by any Governmental Authority prior to the applicable ERC Release Date, Buyer shall give Shareholder Representative prompt written notice of such challenge or disallowance (an “ERC Notice”). Buyer shall have the right to handle, defend, conduct and control any Tax audit or other proceeding involving the Employee Retention Credit, including the right to settle any such proceeding; provided that Buyer shall not settle, compromise or otherwise resolve any such proceeding without the prior written consent of Shareholder Representative, which consent shall not be unreasonably withheld, conditioned or delayed. Upon resolution of any such proceeding, Buyer and Shareholder Representative shall issue a joint written instruction to the Escrow Agent directing the Escrow Agent to (a) release to Buyer any and all Losses related to such proceeding, including any disallowed Employee Retention Credits, overpayments, amounts required to be repaid, penalties, interest, additions to Tax and all out-of-pocket costs, Taxes, professional fees and expenses (including attorneys’, accountants’ and consultants’ fees) incurred in defending any such proceeding and (b) release the remainder of the escrow related to the applicable ERC Release Date, if any, to Shareholder Representative. For the avoidance of doubt, Buyer shall be entitled to recover from the Employee Retention Credit Escrow Amount on a dollar-for-dollar basis for any Losses without any deductible basket, or cap. In the event a Governmental Authority extends the statute of limitations applicable to Employee Retention Credits, the ERC Release Dates shall automatically extend to the end of such statute of limitations plus ninety (90) days.

(iii)    In the event of challenges to or disallowance of any Employee Retention Credit received by Company, Buyer shall use commercially reasonable efforts to provide Synergi with notice of any audit or challenge to the Employee Retention Credit and provide an opportunity for Synergi to provide support regarding such audit. Buyer and its Affiliates are under no obligation to (A) follow Synergi’s recommendations with respect to the Employee Retention Credit (and will have no liability to the Shareholders for failure to do so or for Synergi’s refusal to issue any refund of fees) or (B) commence any litigation against Synergi regarding any refund of fees payable under the Synergi Partners Agreement. If Synergi refuses to issue a refund of fees, upon written request from Shareholder Representative, Buyer shall use commercially reasonable efforts to cause Company to assign the Synergi Partners Agreement to Shareholder Representative. Upon receipt of any funds from Synergi in connection with the Synergi Partners Agreement, Buyer shall promptly remit such funds to the Shareholder Representative, net of any taxes applicable to such funds.

(i)    Tax Treatment of Contingent Purchase Price. The parties intend that all Contingent Purchase Price payments made pursuant to Exhibit C constitute additional purchase price paid in consideration for the Shares and not compensation for services. The parties acknowledge and agree that the Contingent Purchase Price constitutes contingent sales consideration payable with respect to the sale of the Shares and shall report all such payments consistently for all federal, state, local and foreign Tax purposes, including, to the extent applicable, pursuant to Section 453 of the Code, unless otherwise required by a Final Determination or applicable Law. No Shareholder’s entitlement to any Contingent Purchase Price payment shall be conditioned upon such Shareholder's continued employment, service, or other relationship with Buyer, Company or any Affiliate thereof, and no termination of any such employment, service, or other relationship shall, by itself, reduce, eliminate, or otherwise adversely affect such Shareholder’s right to receive any Contingent Purchase Price payment otherwise payable pursuant to this Agreement. The Contingent Purchase Price shall be allocated among the Shareholders in accordance with their respective Pro Rata Shares and not by reference to any employment, consulting, management, or other service relationship with Buyer, Company, or any Affiliate. No portion of any Contingent Purchase Price payment shall be treated as wages, compensation, bonus, severance, deferred compensation, or other remuneration for services.

(j)      Section 6.7 vs. Article VII. The provisions of this Section 6.7 shall not be governed by any of the limitations contained in Article VII and to the extent of any inconsistency between this Section 6.7 and Article VII, the provisions of this Section 6.7 shall control.

Section 6.8     Related Party Agreements. Shareholders and Company shall, and Shareholders shall cause Company to, prior to the Closing terminate, effective as of the Closing, at the written request of Buyer, any Related Party Agreements set forth on Schedule 3.26, such that Company shall not have any Liability following the Closing related to such Related Party Agreements.

Section 6.9      R&W Insurance Policy. Effective as of the Closing, Buyer shall cause a buyer’s representations and warranty insurance policy to be bound insuring Buyer Indemnified Parties for Losses due to breaches of representations and warranties of Shareholders under this Agreement, providing coverage in the amount and on the terms and conditions and in the form as set forth on Exhibit 6.9 (the “R&W Insurance Policy”). Shareholders, on the one hand, and Buyer, on the other hand, shall each pay fifty percent (50%) of the total premium and related fees to obtain coverage under the R&W Insurance Policy, which fifty percent (50%) payable by Shareholders shall be included in Company Transaction Expenses. The coverages provided under the R&W Insurance Policy have been made at the sole election, determination, and discretion of Buyer on its behalf and on behalf of the Buyer Indemnified Parties, at their own risk. The limitations and other provisions set forth in Article VII shall still apply if the R&W Insurance Policy is later revoked, cancelled or modified in any manner after issuance. Following the Closing, Buyer shall not amend, waive or otherwise modify the R&W Insurance Policy in any manner that would (a) allow the insurer thereunder or any other Person to subrogate or otherwise make or bring any claim or other Action against any Shareholder thereof based upon, arising out of, or related to this Agreement or the negotiation, execution or performance thereof (other than for Fraud), (b) more generally amend the waiver of subrogation set forth therein in a manner adverse to the Seller or any Seller Related Party (as defined in the R&W Insurance Policy) or (c) reduce or eliminate coverage in a manner that would increase the personal liability of Shareholders or the Seller Related Parties beyond what is expressly set forth in this Agreement. The R&W Insurance Policy shall provide that the insurer thereunder shall irrevocably waive any right of subrogation or contribution against any Shareholder or any Seller Related Party with respect to any Losses paid or payable under the R&W Insurance Policy, except in the case of Fraud by such Shareholder.

Section 6.10     Subordination of Contingent Purchase Price.

(a)    Buyer and Shareholders acknowledge that Buyer has entered into the Credit Agreement dated August 4, 2022 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among Buyer, certain of Buyer’s Affiliates, and Wells Fargo Bank, National Association, as lender (the “Senior Lender”), pursuant to which the Senior Lender has made certain loans and financial accommodations to Buyer and its Affiliates (all obligations thereunder, the “Senior Debt”).

(b)     All obligations of Buyer to pay the Contingent Purchase Price under Section 2.2(a)(vi) and Exhibit C (collectively, the “Subordinated Obligations”), including any payment into the Earnout Escrow Account other than the Initial Earnout Escrow Amount, are subordinate and junior in right and time of payment to the prior indefeasible payment in full in cash of all Senior Debt and the termination of all lending commitments under the Credit Agreement.

(c)     No Contingent Purchase Price Payment, payment into the Earnout Escrow Account, or other distribution on account of the Subordinated Obligations shall be made by Buyer or its Affiliates, and no such payment shall be accepted by Shareholder Representative or any Shareholder, unless the Payment Conditions have been satisfied with respect to such payment. Notwithstanding the foregoing, the payment of the Initial Earnout Escrow Amount at the Closing to the Escrow Agent and the release of the Earnout Escrow Funds to the Shareholder Account in accordance with Exhibit C (but, with respect to such release of the Earnout Escrow Funds, only after and to the extent such have been funded to the Earnout Escrow Account in accordance with this Agreement, including, without limitation, this Section 6.10) shall not be subject to the Payment Conditions and shall not constitute Subordinated Obligations.

(d)     Buyer shall resume Contingent Purchase Price Payments or payments to the Earnout Escrow Account (and may make any payments missed due to the preceding paragraph) to the extent payment is no longer prohibited by Section 6.10(c), with each subsequent payment subject to the provisions of Section 6.10(c). The failure of Buyer to make any Contingent Purchase Price Payment by reason of the restrictions in this Section 6.10 shall not constitute a breach of this Agreement or give rise to any claim by Shareholder Representative or any Shareholder against Buyer.

(e)    In the event of any insolvency, bankruptcy, receivership, liquidation, reorganization, assignment for the benefit of creditors, or other similar proceeding involving Buyer: (i) all Senior Debt shall first be paid in full in cash before any distribution shall be made to Shareholder Representative or any Shareholder on account of the Subordinated Obligations; and (ii) any distribution which would otherwise be payable to Shareholder Representative or any Shareholder in respect of the Subordinated Obligations shall be paid directly to Senior Lender for application to the Senior Debt until the Senior Debt is paid in full in cash and all lending commitments under the Credit Agreement have been terminated.

(f)      Until the Senior Debt has been paid in full in cash and all lending commitments under the Credit Agreement have been terminated, neither Shareholder Representative nor any Shareholder shall, without the prior written consent of Senior Lender: (i) commence any legal proceeding or take any enforcement action against Buyer to collect all or any part of the Subordinated Obligations (other than the delivery of written notices of non-payment); (ii) accelerate the Subordinated Obligations; or (iii) exercise any right of setoff against Buyer with respect to the Subordinated Obligations.

(g)   The Subordinated Obligations shall at all times remain unsecured obligations of Buyer. Neither Shareholder Representative nor any Shareholder shall accept any Lien, security interest, or guaranty from Buyer or any of Buyer’s Affiliates in respect of the Subordinated Obligations. Neither Shareholder Representative nor any Shareholder shall sell, assign, pledge, or otherwise transfer all or any portion of the Subordinated Obligations without the prior written consent of Senior Lender. Notwithstanding the foregoing, the Earnout Escrow Funds are held for the benefit of the Shareholders without any Lien by Senior Lender.

(h)     Neither Shareholder Representative nor any Shareholder shall, without the prior written consent of Senior Lender, agree to any amendment, modification, or supplement to the Contingent Purchase Price provisions of this Agreement (including Section 2.2(a)(vi), this Section 6.10 and Exhibit C) to the extent the same would (i) increase the amount of or accelerate the timing of any Contingent Purchase Price Payment, (ii) add any events of default, remedies, or enforcement rights in favor of Shareholder Representative or any Shareholder, or (iii) otherwise be adverse to the interests of Senior Lender.

(i)    If any payment on account of the Subordinated Obligations not permitted hereunder is received by Shareholder Representative or any Shareholder, such payment shall be held in trust for the benefit of Senior Lender and shall be promptly paid over to Senior Lender for application to the Senior Debt in accordance with the Credit Agreement.

(j)     Senior Lender is an intended third-party beneficiary of this Section 6.10 and shall be entitled to enforce the provisions hereof directly against Shareholder Representative and the Shareholders. The provisions of this Section 6.10 shall remain in full force and effect until the Senior Debt is paid in full in cash and all lending commitments under the Credit Agreement have been terminated, after which this Section 6.10 shall be of no further force or effect.

ARTICLE VII
INDEMNIFICATION

Section 7.1     Survival of Representations and Warranties. All representations and warranties of the parties contained in this Agreement shall survive the Closing until the eighteen (18) month anniversary of the Closing Date; provided, however, (a) the Shareholder Fundamental Representations (other than Section 3.21) and the Buyer Fundamental Representations shall survive the Closing until the six (6) year anniversary of the Closing Date, and (b) representations and warranties that are the basis for claims asserted under this Agreement prior to the expiration of such applicable time periods shall also survive until the final resolution of those claims, and (c) the representations and warranties set forth in Section 3.21 (Taxes) shall survive the Closing until the date that is sixty (60) days after the expiration of the applicable statute of limitations (including any extensions or waivers thereof) with respect to the Tax or Tax matter to which such representation or warranty relates. Covenants and agreements contained in this Agreement shall survive the Closing in accordance with their respective terms.

Section 7.2    Indemnification by Buyer. From and after the Closing, Buyer shall indemnify and hold harmless Shareholders and their Affiliates, each of their respective shareholders, members, directors, officers, managers, employees and agents, and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the “Shareholder Indemnified Parties”) from and against any and all Losses incurred by or asserted against any of the Shareholder Indemnified Parties in connection with or arising from (a) any breach or nonfulfillment of any covenant, agreement, or obligation to be performed by Buyer under this Agreement; or (b) any inaccuracy in or breach of any representation or warranty of Buyer under this Agreement. Any payment made pursuant to this Section 7.2 shall be treated by Shareholders and Buyer as an adjustment to the Estimated Purchase Price (or Final Purchase Price, if applicable), and Shareholders and Buyer agree not to take any position inconsistent therewith for any purpose.

Section 7.3    Indemnification by Shareholders. From and after the Closing, Shareholders, jointly and severally (except Shareholders’ obligations under this Section 7.3 shall be several in connection with Losses connected to or arising from any inaccuracy in or breach of the representations and warranties contained in Article IV hereof), shall indemnify and hold harmless Buyer and its Affiliates, each of their respective shareholders, members, directors, officers, managers, employees and agents, and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the “Buyer Indemnified Parties”) from and against any and all Losses incurred by or asserted against any of the Buyer Indemnified Parties in connection with or arising from

(a)    any breach or nonfulfillment of any covenant, agreement, or obligation to be performed by any Shareholder or by Shareholder Representative under this Agreement;

(b)      any inaccuracy in or breach of any Shareholder Fundamental Representation;

(c)    any inaccuracy in or breach of any representation or warranty of any Shareholder under this Agreement, other than Shareholder Fundamental Representations (it being agreed that, for any and all purposes of this Section 7.3, all qualifications and exceptions relating to materiality, Material Adverse Effect, or words of similar import shall be disregarded, including for purposes of determining whether or not a breach of a representation or warranty has occurred and/or determining the amount of any Losses);

(d)     any Company Indebtedness or Company Transaction Expenses, in each case, to the extent not paid at Closing or taken into account in the Final Purchase Price;

(e)   any claim made by any Shareholder relating to such Shareholder’s rights with respect to the calculations and determinations set forth in the Funds Flow Statement; or

(f)       the matters disclosed in Schedule 7.3(f).

Notwithstanding the foregoing, except in the case of Fraud, (A) Shareholders shall not be required to indemnify the Buyer Indemnified Parties pursuant to Sections 7.3(b) and/or (c) until the aggregate Losses indemnifiable pursuant to Section 7.3(b) and/or (c), taken together, exceed $87,500 (the “Deductible”), at which point Shareholders shall be required to indemnify the Buyer Indemnified Parties only for Losses in excess of the Deductible subject to the terms hereof, (B) the aggregate liability of the Shareholders for all Losses pursuant to Section 7.3(b) and/or (c), taken together, shall not in the aggregate exceed $87,500 (the “General Cap”), and Buyer shall first seek to satisfy such liability from the Indemnification Escrow Amount, and (C) the aggregate liability of the Shareholders for Losses for claims pursuant to Section 7.3(a) and/or 7.3(f) shall not exceed the Final Purchase Price plus the amount of any Contingent Purchase Price paid to Shareholder Representative (the “Aggregate Cap”). The Shareholders shall not be entitled to the benefit of the Deductible, the General Cap, the Aggregate Cap, or any of the other limitations set forth in clauses (A) through (C) with respect to any claims for indemnification for Losses arising out of or resulting from Fraud except that no Shareholder shall be liable for Fraud of any other Shareholder with respect to the representations set forth in Article IV. Any payment made pursuant to this Section 7.3 shall be treated by Shareholders and Buyer as an adjustment to the Estimated Purchase Price (or Final Purchase Price, if applicable), and Shareholders and Buyer agree not to take any position inconsistent therewith for any purpose.

Section 7.4    Third-Party Claims. Promptly after receipt by a Shareholder Indemnified Party or a Buyer Indemnified Party (an “Indemnified Party”) of notice of any matter or the commencement of any Action by a third party in respect of which the Indemnified Party will seek indemnification hereunder (a “Third-Party Claim”), the Indemnified Party shall notify each Person that is obligated to provide such indemnification (an “Indemnifying Party”) thereof in writing but any failure to so notify the Indemnifying Party shall not relieve it from any liability that it may have to the Indemnified Party other than to the extent the Indemnifying Party is actually and materially prejudiced by such failure. The Indemnifying Party shall be entitled to participate in the defense of such Third-Party Claim and, provided that within fifteen (15) days after receipt of such written notice the Indemnifying Party confirms in writing its responsibility therefor, to assume control of such defense with counsel reasonably satisfactory to such Indemnified Party; provided, however, that:

(a)      the Indemnified Party shall be entitled to participate in the defense of such Third-Party Claim and to employ counsel at its own expense to assist in the handling of such matter or claim;

(b)    the Indemnifying Party shall obtain the prior written approval of the Indemnified Party before entering into any settlement of such Third-Party Claim or ceasing to defend against such matter or claim (with such approval not to be unreasonably withheld);

(c)      no Indemnifying Party shall consent to the entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by each claimant or plaintiff to each Indemnified Party of a full and complete release from all liability in respect of such Third-Party Claim; and

(d)     the Indemnifying Party shall not be entitled to control (but shall be entitled to participate at its own expense in the defense of), and the Indemnified Party shall be entitled to have sole control over, the defense or settlement of any Third-Party Claim to the extent the matter or claim (i) involves Losses that could reasonably be expected to exceed the maximum amount for which the Indemnifying Party is required to indemnify the Indemnified Party under this Article VII, or (ii) seeks an order, injunction, non-monetary or other equitable relief against the Indemnified Party which, if successful, could materially adversely interfere with the business, operations, assets, condition (financial or otherwise) or prospects of the Indemnified Party.

After written notice by the Indemnifying Party to the Indemnified Party of its election to assume control of the defense of any such Third-Party Claim, the Indemnifying Party shall not be liable to such Indemnified Party hereunder for any legal expenses subsequently incurred by such Indemnified Party in connection with the defense thereof other than reasonable costs of investigation and of liaison counsel for the Indemnified Party; provided, however, that the Indemnifying Party shall be liable for such legal expenses if the Indemnified Party determines in good faith upon the advice of outside counsel that the incurrence of the same is appropriate in light of defenses not available to the Indemnifying Party or conflicts of interest. If the Indemnifying Party does not assume control of the defense of such Third-Party Claim as provided in this Section 7.4, the Indemnified Party shall have the right to defend such Third-Party Claim in such manner as it may deem appropriate at the cost and expense of the Indemnifying Party, and the Indemnifying Party will promptly reimburse the Indemnified Party therefor in accordance with this Article VII. The reimbursement of fees, costs and expenses required by this Article VII shall be made by periodic payments during the course of the investigations or defense, as and when bills are received or expenses incurred. Notwithstanding anything to the contrary in this Section 7.4, with respect to any Third-Party Claim that is or may be covered (in whole or in part) by the R&W Insurance Policy, (x) the provisions of this Section 7.4 governing control of, and participation in, the defense, and the reimbursement of defense fees, costs and expenses, shall be subject and subordinate to the claims-handling and defense-control provisions of the R&W Insurance Policy, and (y) no Shareholder shall have any obligation to assume or control the defense of, or to reimburse on a current basis any defense costs of, such Third-Party Claim.

Section 7.5     Procedures for Other Claims. An Indemnified Party wishing to assert a claim for indemnification under this Article VII that is not subject to Section 7.4 shall deliver to the Indemnifying Party a prompt written notice (a “Claim Notice”) which contains (a) a description of the amount (or if the amount is unknown, an estimate of the amount) (the “Claimed Amount”) of any Losses incurred by the Indemnified Party, (b) a statement that the Indemnified Party has incurred Losses or anticipates that it will incur Losses for which such Indemnified Party is entitled to indemnification under this Article VII, (c) a statement that the Indemnified Party is entitled to indemnification under this Article VII and a reasonable explanation of the basis therefor (including the nature of the breach of representation or warranty, breach of covenant or agreement, or other matter to which each such claim is related), and (d) a demand for payment in the amount of such Losses. Within thirty (30) days after delivery of a Claim Notice, the Indemnifying Party shall deliver to the Indemnified Party a written response in which the Indemnifying Party shall: (i) agree that it is responsible for the claim under the Claim Notice and that the Indemnified Party is entitled to receive all of the Claimed Amount (in which case such amount shall be paid to the Indemnified Party in accordance with Section 7.6 promptly upon delivery of such written response); provided, however, that payment of the Claimed Amount shall not be deemed full satisfaction of the claim if the Claimed Amount was an estimate of the amount of Losses incurred by the Indemnified Party in connection therewith, or (ii) contest that the Indemnified Party is entitled to receive the Claimed Amount in whole or in part; provided, that if the Indemnifying Party fails to deliver a written response to a Claim Notice within such thirty (30) day period, the Indemnifying Party shall be deemed to have contested the Claimed Amount in full, and the Indemnifying Party and the Indemnified Party shall resolve such dispute in accordance with this Agreement. If the Indemnifying Party in its response contests the payment of all or part of the Claimed Amount, the Indemnifying Party and the Indemnified Party shall resolve such dispute in accordance with the provisions of this Agreement; provided that the uncontested part of the Claimed Amount shall be paid to the Indemnified Party in accordance with Section 7.6 promptly upon delivery of such written response.

Section 7.6      Payment of Losses.

(a)     Where a Final Determination has been made that a Buyer Indemnified Party is entitled to indemnification under this Article VII, the Buyer Indemnified Party’s right to receive payment for any Losses for which Shareholders are liable shall be paid as a reduction to the Estimated Purchase Price (or Final Purchase Price, if applicable) (i) from the Indemnification Escrow Amount to the extent that there is some portion of the Indemnification Escrow Amount that has not yet been released or that is not otherwise the subject of a pending claim by Buyer under this Article VII, and (ii) in the event the amount to which the Buyer Indemnified Party is entitled in respect of such Losses exceeds the funds available for distribution from the Indemnification Escrow Amount, Shareholders shall pay to the applicable Buyer Indemnified Party the amount of any Loss for which Shareholders are liable hereunder, in immediately available funds, to the account(s) specified by the applicable Buyer Indemnified Party no later than five (5) Business Days following such Final Determination of such Loss and Shareholders’ liability therefor.

(b)     Where a Final Determination has been made that a Shareholder Indemnified Party is entitled to indemnification from Buyer under this Article VII, Buyer shall pay to the applicable Shareholder Indemnified Party the amount of any Loss for which it is liable hereunder, in immediately available funds, to the account(s) specified by the applicable Shareholder Indemnified Party no later than five (5) Business Days following such Final Determination of such Loss and Buyer’s liability therefor.

(c)      A “Final Determination” shall exist when (i) the parties to the dispute have reached an agreement in writing, (ii) the Indemnifying Party fails to object to a claim by an Indemnified Party within the time period and in accordance with any objection procedure specified in this Agreement, (iii) a court of competent jurisdiction shall have entered a final and non-appealable order or judgment or (iv) an arbitration or like panel shall have rendered a final non-appealable determination with respect to disputes the parties have agreed to submit thereto.

Section 7.7     Adjustment to Losses. In calculating the amount of any Loss, any amounts actually received by the Indemnified Party under any insurance policy or pursuant to any indemnification right or reimbursement arrangement with, by or against any other Person (collectively, “Alternative Arrangements”), in each case relating to a Third-Party Claim or other indemnification claim hereunder, net of any actual costs and expenses incurred in connection with securing or obtaining such proceeds (including any increase in insurance premiums), shall be deducted. Each Indemnified Party shall seek recovery under Alternative Arrangements covering any Losses as provided in this Section 7.7. The Indemnified Party shall file all claims under applicable insurance policies (other than self-insurance policies), indemnification right or reimbursement arrangement; provided that, other than using commercially reasonable efforts to file a claim for covered Losses and to use commercially reasonable efforts to follow-up on such initial filing, the Indemnified Party shall not be required to pursue collection or recovery of any amounts from an insurer or other Person whether by litigation or otherwise. In the event of any breach giving rise to an indemnification obligation under Section 7.3, Buyer shall take, and cause its Affiliates (including, without limitation and from and after the Closing, Company) to take reasonable measures to mitigate any Losses arising from such breach.

Section 7.8    Exclusive Remedy. Buyer and Shareholders acknowledge and agree that, from and after the Closing, the sole and exclusive remedy of the Indemnified Parties with respect to any and all Losses or claims relating to a breach of representation, warranty or covenant under this Agreement, regardless of the legal theory under which such liability or obligation may be sought to be imposed, whether sounding in contract or tort, or whether at law or in equity, or otherwise, shall be indemnification pursuant to the provisions set forth in this Article VII and in Section 6.7 and the Indemnified Parties shall have no other remedy or recourse with respect to any of the foregoing other than (a) injunctive or other equitable relief to specifically enforce the provisions of this Agreement; and (b) any action based on Fraud.

Section 7.9     Release of Indemnification Escrow. On the first Business Day following the date that is eighteen (18) months after the Closing Date, Buyer and Shareholder Representative shall submit joint written instructions to the Escrow Agent instructing the Escrow Agent to distribute the balance of the Indemnification Escrow Amount to Shareholder Representative, provided, however, that if any claim pursuant to this Article VII has been properly asserted by any Buyer Indemnified Party in accordance with this Agreement on or prior to the eighteen (18) month anniversary of the Closing Date and remains unresolved as of such date (any such claim, a “Pending Claim”), then (a) the amount released to Shareholder Representative on such date shall equal the Indemnification Escrow Amount then remaining in escrow minus the aggregate amount reserved in respect of all Pending Claims; and (b) any Indemnification Escrow Amount retained in escrow in respect of any Pending Claim shall be released to Shareholder Representative or Buyer promptly following the final resolution of such Pending Claim in accordance with this Agreement.

ARTICLE VIII
MISCELLANEOUS

Section 8.1   Entire Agreement. This Agreement (including all Exhibits, Schedules or other attachments hereto) and the Ancillary Agreements constitute the complete and exclusive statement of the terms of the agreement among the parties with respect to the subject matter hereof and thereof and supersede all prior agreements, understandings, promises, and arrangements, oral or written, among the parties with respect to the subject matter hereof and thereof.

Section 8.2    Amendment. This Agreement may be amended or modified only by an instrument in writing signed by each of Company, Buyer and Shareholder Representative (acting on behalf of all Shareholders).

Section 8.3    Third Parties. Except as otherwise expressly provided under this Agreement, nothing in this Agreement, express or implied, is intended to or shall be construed to confer upon or give any Person other than the parties and their respective successors and permitted assigns, any legal or equitable right, remedy or claim under or with respect to this Agreement; provided, however, that the Senior Lender is an express third-party beneficiary of Section 6.10 and shall be entitled to enforce Section 6.10 directly and the Seller Related Parties (as defined in the R&W Insurance Policy) shall be entitled to enforce Section 6.9.

Section 8.4    Expenses. Except as otherwise expressly provided in this Agreement, each party shall pay its own fees and expenses (including the fees of any attorneys, accountants, investment bankers or others engaged by such party) incurred in connection with the preparation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby whether or not the transactions contemplated hereby are consummated.

Section 8.5    Notices. All notices, consents, waivers and other communications required or permitted to be given hereunder shall be in writing and may be delivered by hand, by electronic transmission in .pdf format or similar format, by nationally recognized private courier, or by United States mail. Notices delivered by mail shall be deemed given on the third (3rd) Business Day after being deposited in the United States mail, postage prepaid, registered or certified mail, return receipt requested. Notices delivered by hand shall be deemed delivered when actually delivered. Notices given by nationally recognized private courier shall be deemed delivered on the date delivery is promised by the courier. Notices given by electronic transmission shall be deemed given on the date of transmission if transmitted during normal business hours of the recipient, and on the first (1st) Business Day following transmission if transmitted after normal business hours of the recipient. All notices shall be addressed as follows:

If to any Shareholder:

c/o Summit Equity Group, L.L.C., Shareholder Representative

801 Grand Avenue, Suite 3560

Des Moines, Iowa 50309

Attn: Dennis Bailey

Email: [redacted]

with a mandatory copy to:

Belin McCormick, P.C.

606 Walnut Street, Suite 2000

Des Moines, IA 50309

Attn: Garth D. Adams

Email: [redacted]

If to Buyer:

Broadwind, Inc.

3240 South Central Avenue

Cicero, Illinois 60804

Attn: Eric Blashford, President & CEO

Email: [redacted]

with a mandatory copy to:

Bodman PLC

1901 St. Antoine Street

6th Floor at Ford Field

Detroit, MI 48226

Attn: Joseph J. Shannon, Kenneth R. Powell

Email: [redacted]

and/or to such other respective addresses and/or addressees as may be designated by notice given in accordance with the provisions of this Section 8.5.

Section 8.6    Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns; provided, however, that no party shall assign its rights or delegate its obligations under this Agreement without the express prior written consent of each other party, including Shareholder Representative (acting on behalf of all Shareholders) except that (a) Buyer may transfer or assign any or all of its rights and obligations hereunder to one or more Affiliates of Buyer without the consent of any other party, provided that no such transfer or assignment shall relieve Buyer of its obligations hereunder, and (b) Buyer may grant, mortgage, pledge, assign and hypothecate to its secured lender(s), a continuing security interest in and lien upon all of Buyer’s right, title and interest in, to and under this Agreement. Any purported assignment of rights or delegation of obligations in violation of this Section, whether voluntary or involuntary, by merger, consolidation, dissolution, operation of law, or otherwise, is void.

Section 8.7     Construction. Captions, titles and headings to articles, sections or paragraphs of this Agreement are inserted for convenience of reference only and shall not affect the construction or interpretation of this Agreement. All references in this Agreement to “Article” or “Section” refer to the corresponding articles or sections of this Agreement unless otherwise stated and, unless the context otherwise specifically requires, refer to all subsections or subparagraphs thereof. All references in this Agreement to “Schedule” or “Exhibit” refer to the corresponding Schedules or Exhibits to this Agreement unless otherwise stated. All references in this Agreement to a “party” or “parties” refer to the parties signing this Agreement unless the context otherwise specifically requires. All defined terms and phrases used in this Agreement are equally applicable to both the singular and plural forms of such terms. Nouns and pronouns will be deemed to refer to the masculine, feminine or neuter, singular and plural, as the identity of the Person or Persons may in the context require. All references in this Agreement to any Person shall include such Person’s predecessors in interest, whether by conversion, merger or otherwise. As used in this Agreement, the words “including” and “include” are intended by the parties to be by way of example rather than limitation and the word “or” is not intended to be exclusive unless expressly indicated otherwise. If the last day for the giving of any notice or the performance of any act required or permitted under this Agreement is a day that is not a Business Day, then the time for the giving of such notice or the performance of such action shall be extended to the next succeeding Business Day. As used in this Agreement, the term “made available” or “delivered” with respect to any document or information shall mean that the document or information referred to has been physically or electronically delivered to the applicable party, but in the case of “made available” or “delivered” to Buyer or similar phrases with respect to the representations and warranties herein, the term “made available” or “delivered” with respect to any document or information shall mean that at least two (2) Business Days prior to the date hereof and through the date hereof the document or information referred to has been posted, retained, viewable and thereby made available to Buyer and its applicable representatives through the Box-hosted “Project Spark” virtual data exchange established by or on behalf of Company.

Section 8.8     Cumulative Remedies. Except as otherwise expressly provided in this Agreement, the rights and remedies of the parties under this Agreement are cumulative and not alternative and are in addition to any other right or remedy set forth in any other agreement between the parties, or that may now or subsequently exist at law or in equity, by statute or otherwise.

Section 8.9    Waiver. Neither any failure nor any delay by any party in exercising any right, power or privilege under this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. To the maximum extent permitted by applicable Law, (a) no claim or right arising out of this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by each party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of that party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement.

Section 8.10     Severability. In the event that a court or arbitral body of competent jurisdiction holds any provision of this Agreement invalid, illegal or unenforceable, such decision shall not affect the validity or enforceability of any of the other provisions of this Agreement, which other provisions shall remain in full force and effect, and the application of such invalid, illegal or unenforceable provision to Persons or circumstances other than those as to which it is held invalid, illegal or unenforceable shall be valid and be enforced to the fullest extent permitted by Law. To the extent permitted by applicable Law, each party waives any provision of Law that renders any provision of this Agreement invalid, illegal or unenforceable in any respect.

Section 8.11    Representation of Parties. The parties acknowledge that they have been represented by competent counsel of their own choice and that this Agreement has been the product of negotiation between them. Accordingly, the parties agree that in the event of any ambiguity in any provision of this Agreement, this Agreement shall not be construed against a party regardless of which party was responsible for the drafting thereof.

Section 8.12     Time of the Essence. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

Section 8.13    Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to injunctive relief to prevent breaches of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof, in addition to any other remedy to which they are entitled at law or in equity. In particular, the parties acknowledge that Company and its business are unique and recognize and affirm that in the event any party breaches this Agreement, money damages would be inadequate and the other parties would have no adequate remedy at law, so that the non-breaching parties shall have the right, in addition to any other rights and remedies existing in its favor, to enforce its rights and the obligations of the other parties hereunder not only by action for damages, but also by action for specific performance, injunctive, and/or other equitable relief.

Section 8.14     Execution of Agreement. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement. This Agreement shall become effective when one or more counterparts have been executed by each of the parties and delivered to the other party. The exchange of copies of this Agreement and of signature pages by electronic transmission shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes. Signatures of the parties transmitted by facsimile or by other electronic means shall be deemed to be their original signatures for all purposes.

Section 8.15     Governing Law; Jurisdiction; Venue.

(a)     This Agreement and the Ancillary Agreements shall be governed by and construed in accordance with the laws of the State of Delaware without reference to the choice of law principles thereof.

(b)     Each Shareholder, Company and Buyer irrevocably submits to the jurisdiction of the Courts of the State of Illinois and the United States District Court for the Northern District of Illinois in any Action arising out of or relating to this Agreement, and hereby irrevocably agrees that all claims in respect of such Action may be heard and determined in such state or federal court. Each Shareholder, Company and Buyer hereby irrevocably waives, to the fullest extent it may effectively do so, the defense of an inconvenient forum to the maintenance of such Action. The parties further agree, to the fullest extent permitted by Law, that a final and unappealable judgment against any of them in any Action contemplated above shall be conclusive and may be enforced in any other jurisdiction within or outside the United States by suit on the judgment, a certified copy of which shall be conclusive evidence of the fact and amount of such judgment.

(c)     To the extent that any Shareholder, Company or Buyer has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, each Shareholder, Company and Buyer hereby irrevocably waives such immunity in respect of its obligations under this Agreement.

(d)    EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE ANCILLARY AGREEMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE ANCILLARY AGREEMENTS, OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

Section 8.16     Shareholder Representative.

(a)   By the execution of this Agreement, each Shareholder hereby irrevocably constitutes and appoints Shareholder Representative as Shareholder Representative, agent, proxy, and attorney‑in‑fact for each of the Shareholder Group Members for all purposes authorized under this Agreement, including the full power and authority on behalf of the Shareholder Group Members (i) to disburse any funds received hereunder to the applicable Shareholder Group Members; (ii) to endorse and deliver any certificates or instruments representing the Shares and execute such further instruments of assignment as Buyer shall reasonably request; (iii) to execute and deliver on behalf of such Shareholder Group Member any amendment or waiver hereto; (iv) (A) to dispute or refrain from disputing, or to deliver instructions, on behalf of such Shareholder Group Member relative to any amounts to be received by such Shareholder Group Member under this Agreement or any other agreement contemplated hereby, any claim made by Buyer under this Agreement or any other agreement contemplated hereby, (B) to negotiate and compromise, on behalf of any Shareholder Group Member, any dispute that may arise under, and exercise or refrain from exercising any remedies available under, this Agreement or any other agreement contemplated hereby, and (C) to execute, on behalf of each Shareholder Group Member, any settlement agreement, release or other document with respect to such dispute or remedy; (v) to engage attorneys, accountants, agents or consultants on behalf of the Shareholder Group Members in connection with this Agreement or any other agreement contemplated hereby and pay any fees related thereto; (vi) to take all other actions to be taken by or on behalf of such Shareholder Group Member in connection herewith; and (vii) to do each and every act and exercise any and all rights which such Shareholder Group Member individually or collectively with the other Shareholder Group Members are permitted or required to do or exercise under this Agreement or any other document contemplated hereby. Each of the Shareholder Group Members agrees that such agency and proxy are coupled with an interest, are therefore irrevocable without the consent of Shareholder Representative and shall survive the death, incapacity, bankruptcy, dissolution or liquidation of any such Shareholder Group Member. If any Shareholder Group Member dies or becomes incapacitated, disabled or incompetent (such deceased, incapacitated, disabled or incompetent Shareholder Group Member being a “Former Shareholder”) and, as a result, the agency and power of attorney conferred by this Section 8.16 is revoked by operation of law, it shall not be a breach by such Former Shareholder under this Agreement if the heirs, beneficiaries, estate, administrator, executor, guardian, conservator or other legal representative of such Former Shareholder (each a “Successor Shareholder”) confirms the appointment of Shareholder Representative as agent and attorney-in-fact for such Successor Shareholder. All decisions and actions by Shareholder Representative (to the extent authorized by this Agreement) shall be binding upon all of the Shareholder Group Members, and no Shareholder Group Member shall have the right to object, dissent, protest or otherwise contest the same.

(b)    Each Shareholder Group Member agrees that Buyer and Company shall be entitled to rely on any action taken by Shareholder Representative, on behalf of such Shareholder Group Member, pursuant to Section 8.16(a) (an “Authorized Action”), and that each Authorized Action shall be binding on each such Shareholder Group Member as fully as if such Shareholder Group Member had taken such Authorized Action.

(c)    Shareholder Representative shall not have by reason of this Agreement a fiduciary relationship in respect of any Shareholder Group Member, except in respect of amounts received on behalf of such Shareholder Group Member. Shareholder Representative shall not be liable to any Shareholder Group Member for any action taken or omitted by it or any agent employed by it hereunder or under any other document entered into in connection herewith, except that Shareholder Representative shall not be relieved of any liability imposed by law for willful misconduct. Shareholder Representative shall not be liable to the Shareholder Group Members for any apportionment or distribution of payments made by Shareholder Representative in good faith, and if any such apportionment or distribution is subsequently determined to have been made in error the sole recourse of any Shareholder Group Member to whom payment was due, but not made, shall be to recover from the other Shareholder Group Members any payment in excess of the amount to which they are determined to have been entitled. Any act taken or omitted to be taken pursuant to the advice of counsel will be conclusive evidence of such good faith. Shareholder Representative shall not be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement. Neither Shareholder Representative nor any agent employed by it shall incur any liability to any Shareholder Group Member by virtue of the failure or refusal of Shareholder Representative for any reason to consummate the transactions contemplated hereby or relating to the performance of its other duties hereunder, except for actions or omissions constituting Fraud. Shareholder Representative will be indemnified and held harmless by the Shareholders jointly and severally for all Losses, except to the extent that it is finally determined by a court of competent jurisdiction that the actions or omissions of Shareholder Representative constituted Fraud. The limitation of liability provisions of this Section 8.16(c) will survive the termination of this Agreement and the resignation of Shareholder Representative. Shareholder Representative shall not be required to make any inquiry of any Shareholder Group Member concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement.

(d)     Shareholder Representative may resign at any time upon notice to Buyer. In the event Shareholder Representative resigns, declines to serve, or becomes incapacitated, then the Shareholders shall, by written consent of Shareholders whose Pro Rata Shares total more than Fifty Percent (50%), appoint a replacement to serve as Shareholder Representative and give written notice of such appointment to Buyer.

Section 8.17    Attorney Client Privilege Matters. Each of the parties hereto acknowledges and agrees, on its own behalf and on behalf of its directors, members, shareholders, partners, officers, employees and Affiliates that:

(a)     Belin McCormick, P.C., an Iowa professional corporation (“Belin”) has acted as counsel to (i) the Shareholder Group and (ii) Company, in connection with the negotiation, preparation, execution and delivery of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby.

(b)   Buyer agrees, and shall cause Company and their respective Affiliates to agree, that, following the Closing, such representation and any prior representation of Company by Belin shall not preclude Belin (or any successor thereto) from serving as counsel to the Shareholder Group (either as a whole or to various Persons among the Shareholder Group), in connection with any litigation, claim or obligation arising out of or relating to this Agreement, the Ancillary Agreements, the transactions contemplated hereby and thereby, or any matter related thereto. Buyer shall not, and shall cause Company and their respective Affiliates not to, seek to have Belin disqualified from any such representation of all or any subset of the Shareholder Group (excluding, for the avoidance of doubt, Company) based on Belin’s prior representation of Company.

(c)     Each of the parties hereto hereby consents to Belin’s representation of the Shareholder Group as described above and waives any conflict of interest arising from Belin’s prior representation of Company, and each of the parties hereto shall cause its Affiliates to consent to waive any conflict of interest arising from such representation. Each of the parties acknowledges that such consent and waiver is voluntary, that it has been carefully considered, and that the parties have consulted with counsel or have been advised they should do so in connection herewith.

(d)     All communications between the Shareholder Group or Company, on the one hand, and Belin, on the other hand, relating to the negotiation, preparation, execution and delivery of this Agreement, the Ancillary Agreements, and the transactions contemplated hereby and thereby (such communications, the “Privileged Communications”) shall be deemed to be attorney-client privileged and the expectation of client confidence relating thereto shall belong solely to the Shareholder Group and shall not pass to or be claimed by Buyer or Company so long as such communications would be subject to a privilege or protection if they were being requested in a proceeding by an unrelated third party. Accordingly, Belin and the Shareholder Group are not obligated to grant Buyer or Company access to any Privileged Communications. Without limiting the generality of the foregoing, from and after the Closing, the Shareholder Group (and not Buyer or Company) shall be the sole holders of the attorney-client privilege with respect to the Privileged Communications, and neither Buyer nor Company nor their respective Affiliates shall be a holder thereof. Belin shall have no duty whatsoever to reveal or disclose any Privileged Communications to Buyer or Company by reason of any attorney-client relationship between Belin and Company or otherwise.

(e)     This Section 8.17 is intended for the benefit of the Shareholder Group and Belin and may be enforced by the Shareholder Group (or any Person therein) and Belin.

Section 8.18    Financing Sources. Notwithstanding anything herein to the contrary, each Shareholder (on behalf of itself and, as applicable, each of its shareholders, partners, members, Affiliates, directors, officers, employees, agents and representatives) hereby waives any rights or claims against any Financing Source in connection with this Agreement, whether at law or equity, in contract, in tort or otherwise, and each Shareholder (on behalf of itself and, as applicable, each of its shareholders, partners, members, Affiliates, directors, officers, employees, agents and representatives) agrees not to commence (and if commenced agrees to dismiss or otherwise terminate) any action or proceeding against any Financing Source in connection with this Agreement or any transaction contemplated hereby or thereby. In furtherance and not in limitation of the foregoing waiver, it is agreed that no Financing Source shall have any liability for any claims, losses, settlements, liabilities, damages, costs, expenses, fines or penalties to any Shareholder (or, as applicable, any of its shareholders, partners, members, Affiliates, directors, officers, employees, agents and representatives) in connection with this Agreement or any transaction contemplated hereby or thereby. Nothing in this Section 8.18 shall in any way expand the circumstances in which the Buyer may be liable under this Agreement or as a result of the transactions contemplated hereby. No amendment or waiver of this Section 8.18, Section 8.6 (Successors and Assigns), or Section 8.15 (Governing Law; Jurisdiction; Venue), or Section 6.10 (Subordination of Contingent Purchase Price) that is materially adverse to the Financing Sources in their capacity as such shall be effective without the prior written consent of the Financing Sources. The Financing Sources are express and intended third party beneficiaries of this Section 8.18, Section 8.6 and Section 8.15.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, this Stock Purchase Agreement has been signed by or on behalf of each of the parties as of the day first above written.

COMPANY

MCM ACQUISITION COMPANY Inc.

By:	/s/ Dennis Bailey
Name: Dennis Bailey
Title: Vice President

IN WITNESS WHEREOF, this Stock Purchase Agreement has been signed by or on behalf of each of the parties as of the day first above written.

SHAREHOLDER REPRESENTATIVE

SUMMIT EQUITY GROUP, L.L.C.

By:	/s/ Dennis Bailey
Name: Dennis Bailey
Title: Manager

IN WITNESS WHEREOF, this Stock Purchase Agreement has been signed by or on behalf of each of the parties as of the day first above written.

SHAREHOLDERS

SUMMIT EQUITY GROUP, L.L.C.
a Iowa limited liability company

By:	/s/ Dennis Bailey
Name: Dennis Bailey
Title: Manager

IN WITNESS WHEREOF, this Stock Purchase Agreement has been signed by or on behalf of each of the parties as of the day first above written.

BUYER

Broadwind, Inc., a Delaware corporation

By:	/s/ Eric B. Blashford
Name: Eric B. Blashford
Title: President and Chief Executive Officer

IN WITNESS WHEREOF, this Stock Purchase Agreement has been signed by or on behalf of each of the parties as of the day first above written.

SHAREHOLDERS

CARLOS AND TIFFANY LAVASTIDA
REVOCABLE TRUST

By:	/s/ Tiffany Lavastida
Name: Tiffany Lavastida
Title: Co-Trustee

By:	/s/ Carlos Lavastida
Name: Carlos Lavastida
Title: Co-Trustee

IN WITNESS WHEREOF, this Stock Purchase Agreement has been signed by or on behalf of each of the parties as of the day first above written.

SHAREHOLDERS

ESTES LIVING TRUST

By:	/s/ Richard K. Flaugh
Name: Richard K. Flaugh
Title: Trustee

IN WITNESS WHEREOF, this Stock Purchase Agreement has been signed by or on behalf of each of the parties as of the day first above written.

SHAREHOLDERS

GLENN H. DESTIGTER REVOCABLE TRUST

By:	/s/ Glenn H. DeStigter
Name: Glenn H. DeStigter
Title: Trustee

IN WITNESS WHEREOF, this Stock Purchase Agreement has been signed by or on behalf of each of the parties as of the day first above written.

SHAREHOLDERS

GREGORY T. LAMAIR TRUST

By:	/s/ Gregory LaMair
Name: Gregory T. LaMair
Title: Trustee

IN WITNESS WHEREOF, this Stock Purchase Agreement has been signed by or on behalf of each of the parties as of the day first above written.

SHAREHOLDERS

By:	/s/ James Wesley Jones II
Name: James Wesley Jones II

IN WITNESS WHEREOF, this Stock Purchase Agreement has been signed by or on behalf of each of the parties as of the day first above written.

SHAREHOLDERS

By:	/s/ Jonathan Houghton
Name: Jonathan Houghton

IN WITNESS WHEREOF, this Stock Purchase Agreement has been signed by or on behalf of each of the parties as of the day first above written.

SHAREHOLDERS

By:	/s/ Barbara Houghton
Name: Barbara Houghton

IN WITNESS WHEREOF, this Stock Purchase Agreement has been signed by or on behalf of each of the parties as of the day first above written.

SHAREHOLDERS

By:	/s/ Keegan Jase Jones
Name: Keegan Jase Jones

IN WITNESS WHEREOF, this Stock Purchase Agreement has been signed by or on behalf of each of the parties as of the day first above written.

SHAREHOLDERS

NUSS REVOCABLE TRUST DTD 8-6-14

By:	/s/ Mark D. Nuss
Name: Mark D. Nuss
Title: Trustee

IN WITNESS WHEREOF, this Stock Purchase Agreement has been signed by or on behalf of each of the parties as of the day first above written.

SHAREHOLDERS

By:	/s/ Paul Derek Filasek
Name: Paul Derek Filasek

IN WITNESS WHEREOF, this Stock Purchase Agreement has been signed by or on behalf of each of the parties as of the day first above written.

SHAREHOLDERS

R&S LEGACY VENTURES, LLC a
Florida limited liability company

By:	/s/ Richard G. Schultze
Name: Richard G. Schultze
Title: President

IN WITNESS WHEREOF, this Stock Purchase Agreement has been signed by or on behalf of each of the parties as of the day first above written.

SHAREHOLDERS

By:	/s/ Randall Forburger
Name: Randall Forburger

IN WITNESS WHEREOF, this Stock Purchase Agreement has been signed by or on behalf of each of the parties as of the day first above written.

SHAREHOLDERS

By:	/s/ Bonnie Forburger
Name: Bonnie Forburger

IN WITNESS WHEREOF, this Stock Purchase Agreement has been signed by or on behalf of each of the parties as of the day first above written.

SHAREHOLDERS

By:	/s/ Gregory Wesley Rubio
Name: Gregory Wesley Rubio

IN WITNESS WHEREOF, this Stock Purchase Agreement has been signed by or on behalf of each of the parties as of the day first above written.

SHAREHOLDERS

UMB BANK NA, CUSTODIAN, FBO THE
MARK D. NUSS SELF DIRECTED
TRADITIONAL IRA [redacted]

By:	/s/ Seth George
Name: Seth George
Title: Vice President

IN WITNESS WHEREOF, this Stock Purchase Agreement has been signed by or on behalf of each of the parties as of the day first above written.

BUYER

Broadwind, Inc., a Delaware corporation

By:	/s/ Eric B. Blashford
Name: Eric B. Blashford
Title: President and Chief Executive Officer

EXHIBIT A

Accounting Principles; Net Working Capital

[OMITTED]

EXHIBIT B

Form of Escrow Agreement

[OMITTED]

EXHIBIT C

Contingent Purchase Price

Upon the terms and subject to the conditions set forth elsewhere in that certain Stock Purchase Agreement, dated as of October 30, 2026 (the “Agreement”), of which this Exhibit C is a part, and in partial consideration for the sale of the Shares purchased pursuant to the Agreement, Buyer shall pay, or cause to be paid, to the extent earned, the Contingent Purchase Price. The Contingent Purchase Price shall be payable pursuant to each of the First Contingent Purchase Price Payment (as defined below) and Second Contingent Purchase Price Payment (as defined below) to the Shareholder Account in accordance with Section 2.8 of the Agreement. The First Contingent Purchase Price Payment and Second Contingent Purchase Price Payment are sometimes referred to individually in the Agreement or this Exhibit C as a “Contingent Purchase Price Payment” or collectively as the “Contingent Purchase Price Payments.” The Contingent Purchase Price Payments shall be funded and paid as provided in this Exhibit C, as follows:

1.

Definitions. All capitalized terms used in this Exhibit C and not otherwise defined in this Exhibit C shall have the meaning specified elsewhere in the Agreement. For purposes of this Exhibit C, each of the following terms shall have the following meanings:

(a)	“Acceleration Event” has the meaning set forth in Section 6 of this Exhibit C.

(b)

“Change of Control” means any transaction or series of related transactions resulting in (i) the sale, transfer, or other disposition of all or substantially all of the equity interests or assets of Company or Buyer to any Person other than an Affiliate of Buyer or (ii) the merger or consolidation of Company or Buyer with any Person other than an Affiliate of Buyer. A Change of Control of Buyer with respect to the acquisition of Buyer’s equity will not be deemed to have occurred under clause (i) unless a Person or group (as defined in Section 13(d)(3) of the Exchange Act) acquires a majority of Buyer’s issued and outstanding shares.

(c)	“Contingent Purchase Price Period” means each of the First Contingent Purchase Price Period and the Second Contingent Purchase Price Period.

(d)

“Cost of Goods Sold” means direct material costs, release of capitalized labor and overhead from inventory as goods are sold, production labor costs, subcontracted labor, galvanizing processing costs, outside processing costs, and manufacturing overhead spend including depreciation recorded in natural spend accounts within operating expenses that are reclassified to cost of goods sold (including equipment rent, tools and equipment, repairs and maintenance, freight, shop supplies and indirect overhead costs), in accordance with the Earnout Accounting Methodology. Cost of Goods Sold shall exclude any corporate, shared-service, or administrative costs charged by Buyer or its Affiliates that are in excess of fees for similar services negotiated on arm’s length terms; provided that any increase to such costs as a result of Company transitioning to Buyer’s health and welfare benefits and commercial insurance policies will be deemed to be on arm’s length terms. The Parties agree to the following practices for the calculation of Cost of Goods Sold:

i.

When calculating depreciation, Buyer will (A) apply the straight-line depreciation method for any capital expenditures and (B) for all assets in place, utilize a useful life consistent with Company’s historical practices, including a fifteen-year useful life for lasers, in each case to the extent permitted by GAAP.

ii.

Cost of Goods Sold shall also be adjusted to exclude the following, in each case only on a post-Closing basis and only to the extent that such expenses would otherwise adjust or impact Cost of Goods Sold:

1.

To the extent Company receives any actual reimbursement or can accrue for any reimbursement related to an expense in Cost of Goods Sold, such actual or accrued reimbursement shall offset Cost of Goods Sold if allowed under GAAP.

2.

Any integration such as costs for data migration, hardware, training time and cutover downtime or idle capacity, and costs or expenses to implement or modify existing manufacturing system or related systems, an integration manager, manufacturing system implementation manager, consultant or other personnel engaged to oversee or implement post-Closing integration activities or systems implementations or enhancements.

3.

Any expenses related to moving to Buyer’s wage scales, shift premiums or bonus plans, any one-time PTO accrual true-ups when the PTO policy changes, any richer 401(k) match, stock-based compensation or transaction bonuses, provided that (A) increased expenses related to employment agreements entered into at Closing will not be excluded from Costs of Goods Sold and (B) transaction bonuses paid in connection with Closing will only be excluded from Cost of Goods Sold to the extent that such bonuses are taken into account in the Final Purchase Price. For the avoidance of doubt, any expenses related to increases in employee compensation that are not a result of moving to Buyer’s policies, including without limitation any increases to compensation due to market conditions or for retention purposes, will not be excluded from Cost of Goods Sold.

4.

Any expenses related to inventory policy changes, including, without limitation, new excess and obsolete reserve methods, standard costing and capitalizing variances, lower-of-cost-or-market (LCM/NRV) write-downs, and count or shrink true-ups, except to the extent that such adjustments are required by GAAP.

5.

Any expenses related to raising the capitalization threshold, and depreciation on capex Buyer requires that doesn't generate revenue (safety, IT, office), except to the extent that such adjustments are required by GAAP.

6.	Any expenses from moving production or equipment, and abnormal idle-capacity charges caused by Buyer decisions.

7.

Any expenses arising out of required use of Buyer supplier contracts, markups on intercompany purchases, steel hedging losses allocated from Buyer, and freight routed through Buyer carriers, unless approved by the Seller Representative.

8.

Any general and administrative costs, including but not limited to expenses related to preparing or disputing the earnout, transaction costs, severance costs, any costs related to public-company status such as SOX 404 work, Buyer’s auditor fees, internal audit, and upgrades to Buyer’s quality and safety standards or new certifications and quality & safety standards/certifications.

iii.

Cost of Goods Sold shall be further adjusted to exclude any benefits, including any cost savings, resulting from any expenses adjusted out of Cost of Goods Sold, or contemplated to be adjusted out of Cost of Goods Sold, under Section 1(d)(ii).

iv.

The following line-item accounts are currently utilized by Company to calculate Cost of Goods Sold. For the avoidance of doubt, Buyer may use additional accounts to calculate Cost of Goods Sold as required by GAAP, without reclassifying items from selling, general and administrative expense. By way of example only, to the extent there are warranty claims, workers compensation claims or customer disputes, additional accounts may be added and utilized to calculate Cost of Goods Sold. Buyer agrees to allocate overhead consistent with the percentages set forth below, which represent the historical practices of Company, provided that Buyer will deviate from such percentages if required by GAAP.

(e)

“Earnout Accounting Methodology” means GAAP, applied consistently with the Company's historical policies, classifications and estimates, and in accordance with the definitions set forth in this Exhibit C. No effect shall be given in calculating Net Sales, Cost of Goods Sold, Gross Profit or any Contingent Purchase Price Payment to any purchase accounting, acquisition accounting, fair value or similar adjustment arising from or relating to the transactions contemplated by the Agreement. Without limiting the foregoing, the calculation shall exclude any increase or decrease in revenue, Cost of Goods Sold, depreciation, amortization or other income or expense resulting from any write-up, write-down or revaluation of inventory, property, equipment, intangible assets, liabilities or any other assets or obligations. Each such amount shall be calculated as if such adjustment had not been made.

(f)	“First Contingent Purchase Price Period” means the twelve (12) month period beginning January 1, 2026, and ending on December 31, 2026.

(g)	“Gross Profit” means Net Sales of Company minus Cost of Goods Sold.

(h)

“Margin” means (i)(A) the Daily Simple SOFR plus the Applicable Margin for a Revolving Loan (each as defined in the Credit Agreement) under Buyer’s Credit Agreement calculated the day after the Closing Date, less (B) the interest rate payable on the Earnout Escrow Account as of the day after the Closing Date.

(i)	“Margin Amount” means (i) the Margin, multiplied by (ii) $3,500,000, multiplied by (iii) 0.675.

(j)	“Maximum Contingent Purchase Price Amount” means Seven Million U.S. Dollars ($7,000,000), less the Margin Amount, plus any interest payable on an unpaid amount of Contingent Purchase Price.

(k)

“Net Sales” means gross sales minus discounts, in accordance with the Earnout Accounting Methodology. The following line-item accounts are currently utilized by Company to calculate Net Sales. For the avoidance of doubt, Buyer may add or remove accounts to calculate Net Sales as required by GAAP.

(l)	“Second Contingent Purchase Price Period” means the twelve (12) month period beginning January 1, 2027, and ending on December 31, 2027.

2.

Calculating the Contingent Purchase Price Payments. The Contingent Purchase Price shall be payable as the sum of the First Contingent Purchase Price Payment plus the Second Contingent Purchase Price Payment, determined as follows:

(a)

First Contingent Purchase Price Payment. For the First Contingent Purchase Price Period, Shareholders can earn a Contingent Purchase Price Payment (the “First Contingent Purchase Price Payment”) up to the Maximum Contingent Purchase Price Amount based on the following calculation:

(i)	If Gross Profit is less than or equal to $4,145,000, the Contingent Purchase Price Payment will be $0.

(ii)

If Gross Profit is greater than $4,145,000 but not more than $5,221,000, the Contingent Purchase Price Payment will equal (A) $5,000,000, multiplied by (B)(I) Gross Profit, less $4,145,000, divided by (II) $1,076,000.

(iii)

If Gross Profit is greater than $5,221,000 but not more than $6,021,000, the Contingent Purchase Price Payment will equal (A) $5,000,000, plus (B)(I) $2,000,000, multiplied by (II)(x) Gross Profit, less $5,221,000, divided by (y) $800,000.

(iv)	If Gross Profit is greater than $6,021,000, the Contingent Purchase Price Payment will be the Maximum Contingent Purchase Price Amount.

The foregoing calculation applies to both the First Contingent Purchase Price Payment and the Second Contingent Purchase Price Payment, in each case based on Gross Profit for the applicable Contingent Purchase Price Period.

By way of example only, if, in the First Contingent Purchase Price Period, Company generates $4,600,000 in Gross Profit, Buyer shall pay, or cause to be paid, $2,114,312 to the Shareholder Account.

(b)

Second Contingent Purchase Price Payment. Assuming Shareholders have not already received the Maximum Contingent Purchase Price Amount per the terms of the First Contingent Purchase Price Payment in Section 2(a) of this Exhibit C, for the Second Contingent Purchase Price Period, Shareholders can earn a Contingent Purchase Price Payment (the “Second Contingent Purchase Price Payment”) up to an amount equal to the Maximum Contingent Purchase Price Amount calculated using the Section 2(a) calculation schedule based on Gross Profit for the Second Contingent Purchase Price Period, plus (i) any interest payable on any unpaid amount of Contingent Purchase Price minus (ii) the amount of the First Contingent Purchase Price Payment and minus (iii) the Margin Amount, provided that in no event shall the sum of the First Contingent Purchase Price Payment and the Second Contingent Purchase Price Payment exceed the Maximum Contingent Purchase Price Amount.

By way of example only, assuming Company generates Gross Profit of $4,400,000 in the First Contingent Purchase Price Period, Company generates Gross Profit of $4,800,000 in the Second Contingent Purchase Price Period, the Margin Amount is equal to $100,000, and the interest payable on any unpaid amount of Contingent Purchase Price is equal to $50,000, the First Contingent Purchase Price Payment will be equal to $1,184,944, and the Second Contingent Purchase Price Payment will be equal to $1,808,736 ($3,043,680 less the First Contingent Purchase Price Payment of $1,184,944, less the Margin Amount of $100,000 plus the interest payable on any unpaid amount of Contingent Purchase Price of $50,000).

By way of example only, assuming Company generates Gross Profit of $4,400,000 in the First Contingent Purchase Price Period, Company generates Gross Profit of $5,800,000 in the Second Contingent Purchase Price Period and the Margin Amount is equal to $100,000, the First Contingent Purchase Price Payment will be equal to $1,184,944, and the Second Contingent Purchase Price Payment will be equal to $5,162,556 ($6,447,500 less the First Contingent Purchase Price Payment of $1,184,944 and less the Margin Amount of $100,000).

3.	Calculation and Payment of the Contingent Purchase Price Payments.

(a)

Within ninety (90) days after the end of the applicable Contingent Purchase Price Period, Buyer shall prepare and deliver to Shareholder Representative its good faith calculation of (i) Net Sales, Cost of Goods Sold, and Gross Profit, and (ii) the earned portion of the applicable Contingent Purchase Price Payment for such period (a “Contingent Purchase Price Statement”). Buyer shall deliver, together with each Contingent Purchase Price Statement, reasonable supporting documentation for the calculations set forth therein, including, without limitation, (A) the Company’s general ledger detail for the applicable period, (B) a line-item build-up of Net Sales and Cost of Goods Sold, (C) a schedule of any allocation, adjustment, reclassification, or elimination applied in the calculation, together with an explanation of the basis therefor, and (D) a reconciliation of Gross Profit to the Company’s financial statements for the applicable period (collectively, the “Supporting Documentation”).

(b)

After receipt of a Contingent Purchase Price Statement and the Supporting Documentation, Shareholder Representative shall have forty-five (45) days to review the Contingent Purchase Price Statement. Shareholder Representative and Shareholder Representative’s authorized representatives shall have reasonable access during normal business hours to all relevant books and records of Company to the extent required to complete their review of the Contingent Purchase Price Statement. Unless Shareholder Representative delivers written notice to Buyer on or prior to the forty-fifth (45th) day after Shareholder Representative’s receipt of the Contingent Purchase Price Statement and the Supporting Documentation of Shareholder Representative’s objection to the calculation of the applicable Contingent Purchase Price Payment, Shareholder Representative shall be deemed to have accepted and agreed to the calculation of the applicable Contingent Purchase Price Payment. Shareholder Representative’s objections shall be limited to: (i) Buyer’s determination of Net Sales, Cost of Goods Sold, or Gross Profit, (ii) whether the applicable amounts set forth on the Contingent Purchase Price Statement were prepared in a manner consistent with the provisions of the Agreement, including this Exhibit C and the Earnout Accounting Methodology, or (iii) whether there were mathematical errors in the computation of any amount set forth in the Contingent Purchase Price Statement, as applicable.

(c)

If Shareholder Representative timely notifies Buyer of its objection to the calculation of the applicable Contingent Purchase Price Payment, Buyer and Shareholder Representative shall, within thirty (30) days (or such longer period as the parties may agree in writing) following such notice, attempt to resolve their differences and any resolution by them as to any disputed amounts shall be final, binding and conclusive. If Buyer and Shareholder Representative cannot reasonably resolve all objections by Shareholder Representative, then the disputed items shall be submitted to the Neutral Auditors for resolution consistent with the principles set forth in Section 2.6(e) of the Agreement, mutatis mutandis.

(d)

The payment of any Contingent Purchase Price Payment shall be due not later than five (5) Business Days following final determination of Gross Profit and the corresponding Contingent Purchase Price Payment for the applicable Contingent Purchase Price Period. The Contingent Purchase Price Payments shall be funded first from the Earnout Escrow Funds and then by Buyer, in accordance with Section 4.

(e)

Buyer may set off against any Contingent Purchase Price Payment on account of a claim that has been finally determined by a final, non-appealable judgment of a court of competent jurisdiction, resolved by a final and binding arbitral award, or resolved by written agreement of Buyer and Shareholder Representative.

4.	Earnout Escrow Account Contributions and Release.

(a)

Delivery of Quarterly Gross Profit Statements. On or before (i) the date that the Buyer files its Form 10-Q for the second and third quarters of the Second Contingent Purchase Price Period and (ii) the date that the Buyer files its Form 10-K for the fourth fiscal quarter of the Second Contingent Purchase Price Period (each such quarter, a “Measurement Quarter”), Buyer shall cause Company to prepare and deliver to Shareholder Representative (i) a written statement (each, a “Quarterly Gross Profit Statement”) setting forth in reasonable detail (A) Gross Profit for such Measurement Quarter and (B) the resulting escrow contribution calculated in accordance with Section 4(c) (the “Quarterly Escrow Contribution”) and (ii) Supporting Documentation for the calculation of the Gross Profit for such Measurement Quarter.

(b)

Disputes Regarding Quarterly Gross Profit Statements. Shareholder Representative shall have thirty (30) days after delivery of each Quarterly Gross Profit Statement and Supporting Documentation to deliver to Buyer a written notice of disagreement specifying in reasonable detail each disputed item and Shareholder Representative’s calculation of the Gross Profit for the Measurement Quarter and the Quarterly Escrow Contribution (a “Quarterly Objection Notice”). Shareholder Representative and Shareholder Representative’s authorized representatives shall have reasonable access during normal business hours to all relevant books and records of Company to the extent required to complete their review of the Quarterly Gross Profit Statement. If Shareholder Representative timely delivers a Quarterly Objection Notice, Buyer and Shareholder Representative shall, within thirty (30) days (or such longer period as the parties may agree in writing) following such notice, attempt to resolve their differences and any resolution by them as to any disputed amounts shall be final, binding and conclusive. If Buyer and Shareholder Representative cannot reasonably resolve all objections by Shareholder Representative, then the disputed items shall be submitted to the Neutral Auditors for resolution consistent with the principles set forth in Section 2.6(e) of the Agreement, mutatis mutandis. At its option, Shareholder Representative may designate disputes under a Quarterly Objection Notice to be consolidated for resolution with any prior Quarterly Objection Notice that remains pending.

(c)

Escrow Contributions. Within five (5) Business Days of the final determination of the Gross Profit for the applicable quarter under Section 4(b), provided that the conditions set forth in Section 6.10 of the Agreement are met, Buyer will make the following payments to the Earnout Escrow Account:

(i)

With respect to the second quarter of the Second Contingent Purchase Price Period, the greater of (x) $0 or (y) (A) product of (I) the hypothetical First Contingent Purchase Price Payment if the Gross Profit was the annualized Gross Profit for the first two quarters of the Second Contingent Purchase Price Period less the Initial Earnout Escrow Amount, multiplied by (II) 0.5, less (B) the Margin Amount. By way of example only, assuming Company generates Gross Profit of $2,750,000 in the first two quarters of the Second Contingent Purchase Price Period, the escrow deposit would be $1,098,750, less the Margin Amount.

(ii)

With respect to the third quarter of the Second Contingent Purchase Price Period, the greater of (x) $0 or (y) (A) the product of (I) the hypothetical First Contingent Purchase Price Payment if the Gross Profit was the annualized Gross Profit for the first three quarters of the Second Contingent Purchase Price Period less the Initial Earnout Escrow Amount, multiplied by (II) 0.75, less (B) any escrow contributions made subsequent to the Closing, less (C) the Margin Amount.

(iii)

With respect to the fourth quarter of the Second Contingent Purchase Price Period, the greater of (x) $0 or (y) (A) the hypothetical First Contingent Purchase Price Payment if the Gross Profit were equal to the first four quarters of the Second Contingent Purchase Price Period less the Initial Earnout Escrow Amount, less (B) any escrow contributions made subsequent to the Closing, less (C) the Margin Amount.

Notwithstanding the foregoing, in no event will Buyer be obligated to fund an amount to the Earnout Escrow Account that would cause the Earnout Escrow Account to exceed the Maximum Contingent Purchase Price Amount, less the amount of the First Contingent Purchase Price Payment.

(d)

Release of Earnout Escrow Funds. Upon the final determination of the applicable Contingent Purchase Price Payment under Section 3, the parties will deliver joint written instructions to the Escrow Agent releasing the Earnout Escrow Funds as follows:

(i)

If the First Contingent Purchase Price Payment is less than the Earnout Escrow Funds, then within five (5) Business Days after the First Contingent Purchase Price Payment is finally determined, Buyer and Shareholder Representative will arrange for the release from the Earnout Escrow Funds (A) an amount equal to the First Contingent Purchase Price Payment to the Shareholder Account and (B) the balance of the Earnout Escrow Funds to be retained as Earnout Escrow Funds until released as set forth in this Exhibit C.

(ii)

If the First Contingent Purchase Price Payment exceeds the Earnout Escrow Funds, then within five (5) Business Days after the First Contingent Purchase Price Payment is finally determined, (A) Buyer and Shareholder Representative will arrange for the release of the entirety of the Earnout Escrow Funds to the Shareholder Account and (B) Buyer will pay the amount of the First Contingent Purchase Price Payment in excess of the Earnout Escrow Funds (the “First Payment Excess Earnout Amount”) to the Shareholder Account by wire transfer of immediately available funds. If Buyer fails to pay or cause to be paid the First Payment Excess Earnout Amount (net of any applicable setoff) within five (5) Business Days following the date the First Contingent Purchase Price Payment is finally determined, the delinquent portion of such payment shall bear simple interest at a rate of 7.0% per annum, with such simple interest rate increasing to 9.0% per annum if the delinquent portion of such payment remains unpaid after ninety (90) days of such date.

(iii)

If the Second Contingent Purchase Price Payment exceeds the Earnout Escrow Funds, then within five (5) Business Days after the Second Contingent Purchase Price Payment is finally determined, (A) Buyer and Shareholder Representative will arrange for the release of the entirety of the Earnout Escrow Funds to the Shareholder Account and (B) Buyer will pay the amount of the Second Contingent Purchase Price Payment in excess of the Earnout Escrow Funds (the “Second Payment Excess Earnout Amount”) to the Shareholder Account by wire transfer of immediately available funds. If Buyer fails to pay or cause to be paid the Second Payment Excess Earnout Amount (net of any applicable setoff) within five (5) Business Days following date the Second Contingent Purchase Price Payment is finally determined, the delinquent portion of such payment shall bear simple interest at a rate of 7.0% per annum, with such simple interest rate increasing to 9.0% per annum if the delinquent portion of such payment remains unpaid after ninety (90) days of such date.

(iv)

If the Second Contingent Purchase Price Payment is less than the Earnout Escrow Funds, then within five (5) Business Days after the Second Contingent Purchase Price Payment is finally determined, Buyer and Shareholder Representative will arrange for the release from the Earnout Escrow Funds (A) an amount equal to the Second Contingent Purchase Price Payment to the Shareholder Account and (B) the balance of the Earnout Escrow Funds to an account designated by Buyer.

(v)

If the Second Contingent Purchase Price Payment is finally determined to be zero, then within five (5) Business Days after the Second Contingent Purchase Price Payment is finally determined, Buyer and Shareholder Representative will arrange for the release of the entirety of the Earnout Escrow Funds to an account designated by Buyer.

5.

Clawback of First Contingent Purchase Price Payment. If the Second Contingent Purchase Price Payment is equal to or less than $0 and the First Contingent Purchase Price Payment is greater than $0, then Buyer will calculate the amount that would have been paid in the Second Contingent Purchase Price Period if each of the First Contingent Purchase Price Payment and the Margin Amount were equal to $0 (the “Adjusted Second Contingent Purchase Price Payment”). To the extent the Adjusted Second Contingent Purchase Price Payment, less the First Contingent Purchase Price Payment, less the Margin Amount is a negative number, Shareholders will, on a joint and several basis, pay the absolute value of such negative number to Buyer within fifteen (15) Business Days after the Second Contingent Purchase Price Payment has been finally determined.

6.

Acceleration Events. In the event that, prior to the end of a Contingent Purchase Price Period, Company is subject to any of the criteria set forth in Section 6(a) through Section 6(c) (each, an “Acceleration Event”), then (a) the Buyer shall cause to be paid an amount calculated by annualizing Company’s Gross Profit through the elapsed portion of the Contingent Purchase Price Period ending on the quarter-end immediately prior to the Acceleration Event, less the amount of any Contingent Purchase Price Payment previously paid to the Shareholder Account, less the Margin Amount and (b) the Earnout Escrow Account shall be released consistent with Section 4(d). For the avoidance of doubt, any such payment upon an Acceleration Event is a Subordinated Obligation, except to the extent of funds available in the Earnout Escrow Account.

(a)

Company undergoes a dissolution or other termination of business other than in connection with any transaction effected for the purpose of changing, directly or indirectly, the form of organization or the organizational structure of Buyer or any of its Affiliates (including Company).

(b)

If Company, pursuant to or within the meaning of the United States Bankruptcy Code or any other federal or state law relating to insolvency or relief of debtors (a “Bankruptcy Law”), (i) commences a voluntary case or proceeding; (ii) consents to the entry of an order for relief against it in an involuntary case; (iii) consents to the appointment of a trustee, receiver, assignee, liquidator or similar official; (iv) makes an assignment for the benefit of its creditors; or (v) admits in writing its inability to pay its debts as they become due.

(c)

A court of competent jurisdiction enters an order or decree under any Bankruptcy Law that (i) is for relief against Company in an involuntary case, (ii) appoints a trustee, receiver, assignee, liquidator or similar official for Company or substantially all Company’s properties, or (iii) orders the liquidation of Company, and in each case the order or decree is not dismissed within 90 days.

7.

Change of Control. In the event that, prior to the end of the Second Contingent Purchase Price Period, Company undergoes a Change of Control, the acquirer in such Change of Control shall assume any remaining obligations of Buyer under this Exhibit C.

8.

Operation of Company Following the Closing. From and after the Closing, Buyer shall have sole discretion with regard to all matters relating to the operation of Company. Buyer covenants and agrees that from the Closing until the end of the Second Contingent Purchase Price Period:

(a)

it shall not take or cause to be taken, any action with respect to the business, operations, or affairs of the business of Company with the primary purpose or intended effect of reducing the size of the applicable Contingent Purchase Price Payment, provided that Buyer may take any action reasonably required to comply with applicable Law;

(b)	it shall not transfer or allocate to Buyer or any Affiliate of Buyer any revenue that would have been generated by Company or that is properly the benefit, opportunity or responsibility of Company;

(c)

it shall use commercially reasonable efforts to operate Company in the ordinary course of business consistent with Buyer’s past practices (provided that in the event of a conflict between Buyer’s past practices and Company’s past practices, Buyer shall consider in good faith Company’s past practices);

(d)

it shall not, and shall cause its Affiliates not to, without the prior written consent of Shareholder Representative, cause or permit Company to enter into or engage in any transaction with Buyer or any of its Affiliates other than on arm’s length terms no less favorable to Company than those obtainable from an unaffiliated third party; and

(e)

it shall keep separate accounting books and financial records related to the business of Company to ensure that adequate records exist to enable the determination of Gross Profit and the preparation of Supporting Documentation for the First Contingent Purchase Price Period and the Second Contingent Purchase Price Period.

9.

Funding; Subordination. The Contingent Purchase Price, any Contingent Purchase Price Payment and the funding of the Earnout Escrow Account shall be subject in all respects to the subordination, payment restrictions and other terms and conditions set forth in Section 6.10 of the Agreement. The Contingent Purchase Price is and shall remain an unsecured obligation of Buyer. If Buyer is prohibited by Senior Lender from making all or any portion of any Contingent Purchase Price Payment when due by reason of Section 6.10 of the Agreement, Buyer shall notify Shareholder Representative in writing within five (5) Business Days of receiving notice from Senior Lender of such prohibition.

10.

Confidentiality. The Shareholder Representative shall not provide the Contingent Purchase Price Statement, Quarterly Gross Profit Statement, the Supporting Documentation or any information received from Company, Buyer or their Affiliates in connection with the review of the calculations in this Exhibit C (the “Earnout Information”) to the Shareholders, and the Shareholders agree and acknowledge that they shall not have access to the Earnout Information, except (x) as required to be disclosed under applicable Law, or (y) for summary information regarding the amount of any Contingent Purchase Price Payment earned (or not earned) and any material disputes regarding the same, provided that any Shareholder receiving such summary information agrees to be bound by the confidentiality obligations of this Section 10. Shareholder Representative agrees that it shall keep all Earnout Information strictly confidential, provided that Shareholder Representative may disclose the Earnout Information to its directors, officers, employees and advisors, including attorneys, accountants, consultants, bankers and other financial advisors who have a need to know Earnout Information (“Representatives”) solely in connection with the calculation and payments of the Contingent Purchase Price Payments and enforcement of its rights hereunder. Shareholder Representative acknowledges and agrees that the Earnout Information may contain or constitute material non-public information concerning Buyer, and that trading in the Buyer’s securities while in possession of material nonpublic information or communicating that information to any other person or entity who trades in such securities could subject the Shareholder Representative or its Representatives to liability under the United States federal and state securities laws and the rules and regulations promulgated thereunder. Shareholder Representative shall make its Representatives who have access to the Earnout Information aware of such restrictions. Furthermore, Shareholder Representative agrees that it and its Affiliates will not trade in Buyer’s securities while in possession of material nonpublic information or at all until the Shareholder Representative and such Affiliates can do so in compliance with all applicable laws and without breach of this Section 10.

EXHIBIT 2.3(a)(ii)

Form of Stock Power

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EXHIBIT 6.9

R&W Insurance Policy

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DISCLOSURE SCHEDULE

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